Exhibit 99.1

Media	Investors
Mary Eshet	Jim Rowe
704-383-7777	415-396-8216
Tuesday, April 14, 2015
WELLS FARGO REPORTS $5.8 BILLION IN NET INCOME
Diluted EPS of $1.04, Revenue Up 3 Percent from Prior Year

▪	Strong financial results:

◦	Net income of $5.8 billion, compared with $5.9 billion in first quarter 2014

◦	Diluted earnings per share (EPS) of $1.04, compared with $1.05

◦	Revenue of $21.3 billion, up 3 percent

◦	Pre-tax pre-provision profit[1] of $8.8 billion, up 1 percent

◦	Efficiency ratio of 58.8 percent, compared with 57.9 percent

◦	Return on assets (ROA) of 1.38 percent and return on equity (ROE) of 13.17 percent

▪	Strong growth in average loans and deposits:

◦	Total average loans of $863.3 billion, up $39.5 billion, or 5 percent, from first quarter 2014

▪	Quarter-end loans of $861.2 billion, up $34.8 billion, or 4 percent

▪	Quarter-end core loans of $802.7 billion[2], up $54.2 billion, or 7 percent

◦	Total average deposits of $1.2 trillion, up $97.5 billion, or 9 percent

▪	Continued strength in credit quality:

◦	Net charge-offs of $708 million, down $117 million from first quarter 2014

▪	Net charge-off rate of 0.33 percent (annualized), down from 0.41 percent

◦	Nonaccrual loans down $2.1 billion, or 15 percent

◦	$100 million reserve release[3]

▪	Maintained strong capital levels[4] and continued share repurchases:

◦	Common Equity Tier 1 ratio under Basel III (Advanced Approach, fully phased-in) of 10.53 percent

◦	Period-end common shares outstanding down 7.4 million from fourth quarter 2014
1 Pre-tax pre-provision profit (PTPP) is total revenue less noninterest expense. Management believes that PTPP is a useful financial measure because it enables investors and others to assess the Company’s ability to generate capital to cover credit losses through a credit cycle.
2 See table on page 4 for more information on core and non-strategic/liquidating loan portfolios.
3 Reserve release represents the amount by which net charge-offs exceed the provision for credit losses.
4 See tables on pages 34-35 for more information on Common Equity Tier 1. Common Equity Tier 1 (Advanced Approach, fully phased-in) is estimated based on final rules adopted July 2, 2013, by the Federal Reserve Board establishing a new comprehensive capital framework for U.S. banking organizations that would implement the Basel III capital framework and certain provisions of the Dodd-Frank Act.

◦
No objection from the Federal Reserve to our 2015 Capital Plan, which included a proposed dividend rate of $0.375 per share for second quarter 2015, subject to Board approval, up from $0.35 per share in the first quarter

◦	Approval to use Advanced Approaches for capital requirements granted from the Federal Reserve and the Office of the Comptroller of the Currency starting in second quarter 2015

Selected Financial Information

		Quarter ended
	Mar 31, 2015	Dec 31, 2014	Mar 31, 2014
Earnings
Diluted earnings per common share	$1.04	1.02	1.05
Wells Fargo net income (in billions)	5.80	5.71	5.89
Return on assets (ROA)	1.38%	1.36	1.57
Return on equity (ROE)	13.17	12.84	14.35
Asset Quality
Net charge-offs (annualized) as a % of avg. total loans	0.33%	0.34	0.41
Allowance for credit losses as a % of total loans	1.51	1.53	1.74
Allowance for credit losses as a % of annualized net charge-offs	453	452	431
Other
Revenue (in billions)	$21.3	21.4	20.6
Efficiency ratio	58.8%	59.0	57.9
Average loans (in billions)	$863.3	849.4	823.8
Average core deposits (in billions)	1,063.2	1,036.0	973.8
Net interest margin	2.95%	3.04	3.20

SAN FRANCISCO – Wells Fargo & Company (NYSE:WFC) reported net income of $5.8 billion, or $1.04 per diluted common share, for first quarter 2015, compared with $5.9 billion, or $1.05 per share, for first quarter 2014, and up from $5.7 billion, or $1.02 per share, for fourth quarter 2014.

“Our solid first quarter results again reflected the benefit of our diversified business model and the continued focus of our 266,000 team members on serving the needs of consumer and business customers," said Chairman and CEO John Stumpf. “We continued to strengthen our customer relationships in the quarter, as reflected in strong growth in deposits and primary checking customers. In addition, our mortgage business was able to serve more customers by refinancing their mortgage loans with lower rates. Capital levels remained strong, and we were pleased to receive a non-objection to our 2015 Capital Plan, which included a proposed increase in our dividend rate to $0.375 per common share in second quarter 2015, subject to Board approval.”

Chief Financial Officer John Shrewsberry added, “Wells Fargo earned $5.8 billion in first quarter 2015, an increase of $95 million from the prior quarter, including the benefit from lower income tax expense in the first quarter. Credit quality remained strong, as net charge-offs continued to decline. Expenses also decreased from the prior quarter and our efficiency ratio improved. We remained within our targeted ranges for ROA, ROE, efficiency ratio and net payout ratio, while maintaining record liquidity and capital levels."

Revenue
Revenue was $21.3 billion in the first quarter, compared with $21.4 billion in fourth quarter 2014, as higher noninterest income was more than offset by the decline in net interest income primarily due to two fewer days in the quarter. Revenue sources remained balanced between spread and fee income and the sources of fee income were diversified among our consumer and wholesale businesses.

Net Interest Income
Net interest income in first quarter 2015 declined $194 million on a linked-quarter basis to $11.0 billion primarily as a result of two fewer days relative to the fourth quarter of 2014. Additionally, interest income from variable sources, including purchased credit-impaired (PCI) loan resolutions and loan fees included in interest income, declined linked quarter. These impacts were partially offset by growth in average commercial and consumer loan balances, a modest increase in the duration of the commercial loan portfolio, and lower deposit and long-term debt costs.

Net interest margin was 2.95 percent, down 9 basis points from fourth quarter 2014. Approximately 5 basis points of the decrease was from customer driven deposit growth, which had minimal impact to net interest income but was dilutive to net interest margin, and 3 basis points of the decline was due to lower income from variable sources. The net impact of all other growth and repricing was neutral in the first quarter.

Noninterest Income
Noninterest income was $10.3 billion, up $29 million from the prior quarter. Higher revenue from trading activities, debt security gains, mortgage origination gains and insurance was offset by lower other income (which included a $217 million gain on the sale of government guaranteed student loans in fourth quarter 2014), lower mortgage servicing income, and seasonally lower card fees and deposit service charges.

Trust and investment fees were $3.7 billion, down $28 million from the prior quarter. Higher retail brokerage asset-based fees and transaction revenue were offset by lower investment banking fees.

Mortgage banking noninterest income was $1.5 billion, up $32 million from fourth quarter. During the first quarter, residential mortgage originations were $49 billion, up $5 billion linked quarter, while the gain on sale ratio was 2.06 percent, up from 1.80 percent in fourth quarter. Net mortgage servicing rights (MSRs) results were $108 million, compared with $235 million in fourth quarter 2014.

Noninterest Expense
Noninterest expense declined $140 million from the prior quarter to $12.5 billion, as seasonally higher employee benefits and incentive compensation of $688 million were offset by costs that typically decline in the first quarter including outside professional services ($252 million lower), equipment costs ($87 million lower) and advertising and promotion ($77 million lower). First quarter salary expense was $87 million lower than fourth quarter due to two fewer days in the quarter, and revenue-related compensation was $60 million lower, driven primarily by lower investment banking revenue. The efficiency ratio was 58.8 percent in first quarter 2015, an improvement from 59.0 percent in fourth quarter 2014. The Company expects to operate within its targeted efficiency ratio range of 55 to 59 percent for full year 2015.

Income Taxes
The Company’s effective income tax rate was 28.2 percent for first quarter 2015, compared with 30.6 percent in the prior quarter. The tax rate for the first quarter reflected a net $359 million discrete tax benefit primarily from a reduction in the reserve for uncertain tax positions due to the resolution of prior period matters with U.S. federal and state taxing authorities.

Loans
Total average loans were $863.3 billion in the first quarter, up $13.8 billion from the fourth quarter, driven by broad-based loan growth. Period end loan balances were $861.2 billion at March 31, 2015, down $1.3 billion from December 31, 2014, due in part to a seasonal decline in credit card balances and the continued decline in junior lien mortgage loans. Fourth quarter 2014 loan growth included the acquisition of the Dillard's credit card portfolio as well as $6.5 billion from the financing related to the sale of government guaranteed student loans.

	March 31, 2015			December 31, 2014
(in millions)	Core	Non-strategic and liquidating (a)	Total	Core	Non-strategic and liquidating	Total
Commercial	$414,600	699	415,299	413,701	1,125	414,826
Consumer	388,077	57,855	445,932	388,062	59,663	447,725
Total loans	$802,677	58,554	861,231	801,763	60,788	862,551
Change from prior quarter:	$914	(2,234)	(1,320)	25,972	(2,304)	23,668

(a)
See table on page 32 for additional information on non-strategic/liquidating loan portfolios. Management believes that the above information provides useful disclosure regarding the Company’s ongoing loan portfolios.

Investment Securities
Investment securities were $324.7 billion at March 31, 2015, up $11.8 billion from fourth quarter. Purchases of approximately $23 billion (primarily U.S. Treasury, federal agency mortgage-backed securities (MBS) and municipal securities), were partially offset by run-off, a significant portion of which was in federal agency MBS.

Net unrealized available-for-sale securities gains of $7.9 billion at March 31, 2015 increased from $7.8 billion at December 31, 2014.

Deposits
Average total deposits for first quarter 2015 were $1.2 trillion, up 9 percent from a year ago, driven by both commercial and consumer growth. The average deposit cost for first quarter 2015 was 9 basis points, unchanged from the prior quarter and an improvement of 2 basis points from a year ago. Average core deposits were $1.1 trillion, up 9 percent from a year ago. Average mortgage escrow deposits were $28.4 billion, compared with $24.2 billion a year ago and $29.2 billion in fourth quarter 2014.

Capital
Capital levels remained strong in the first quarter, with Common Equity Tier 1 of $139.2 billion under Basel III (Standardized Approach with Transition Requirements), or 10.86 percent of risk-weighted assets. The Common Equity Tier 1 ratio under the Basel III (Advanced Approach, fully phased-in) framework was 10.53 percent4. During first quarter 2015, the Company purchased 48.4 million shares of its common stock and entered into a $750 million forward repurchase transaction for an additional 14.0 million shares, which settled in early April 2015. The Company also paid a quarterly common stock dividend of $0.35 per share, up from $0.30 per share a year ago.

On March 11, 2015, the Company received no objection from the Federal Reserve to its 2015 Capital Plan, which included a proposed dividend rate of $0.375 per common share for second quarter 2015, subject to Board approval. On March 31, 2015, the Federal Reserve and the Office of the Comptroller of the Currency announced that the Company may begin using the Basel III Advanced Approaches capital framework to determine risk-based capital requirements starting in the second quarter of 2015. The approval did not include stipulations requiring Wells Fargo to increase its current Advanced Approach risk-weighted assets (RWA).

Credit Quality
“Credit losses were $708 million in first quarter 2015, compared with $735 million in fourth quarter 2014, a 4 percent improvement," said Chief Risk Officer Mike Loughlin. "The quarterly loss rate (annualized) was 0.33 percent with commercial losses of 0.04 percent and consumer losses of 0.60 percent. Nonperforming assets declined by $618 million, or 16 percent (annualized), from the prior quarter, and early stage delinquencies dropped. We released $100 million from the allowance for credit losses in the first quarter, reflecting continued credit quality improvement. Future allowance levels may increase or decrease based on a variety of factors, including loan growth, portfolio performance and general economic conditions."

Net Loan Charge-offs
Net loan charge-offs were $708 million in first quarter 2015, or 0.33 percent (annualized) of average loans, compared with $735 million in fourth quarter 2014, or 0.34 percent (annualized) of average loans.
Net Loan Charge-Offs

	Quarter ended
	March 31, 2015		December 31, 2014		September 30, 2014
($ in millions)	Net loan charge- offs	As a % of average loans (a)	Net loan charge- offs	As a % of average loans (a)	Net loan charge- offs	As a % of average loans (a)
Commercial:
Commercial and industrial	$64	0.10%	$82	0.12%	$67	0.11%
Real estate mortgage	(11)	(0.04)	(25)	(0.09)	(37)	(0.13)
Real estate construction	(9)	(0.19)	(26)	(0.56)	(58)	(1.27)
Lease financing	—	—	1	0.05	4	0.10
Total commercial	44	0.04	32	0.03	(24)	(0.02)
Consumer:
Real estate 1-4 family first mortgage	83	0.13	88	0.13	114	0.17
Real estate 1-4 family junior lien mortgage	123	0.85	134	0.88	140	0.90
Credit card	239	3.19	221	2.97	201	2.87
Automobile	101	0.73	132	0.94	112	0.81
Other revolving credit and installment	118	1.32	128	1.45	125	1.46
Total consumer	664	0.60	703	0.63	692	0.62
Total	$708	0.33%	$735	0.34%	$668	0.32%

(a)
Quarterly net charge-offs as a percentage of average loans are annualized. See explanation on page 31 of the accounting for purchased credit-impaired (PCI) loans and the impact on selected financial ratios.

Nonperforming Assets
Nonperforming assets decreased by $618 million from fourth quarter to $14.8 billion. Nonaccrual loans decreased $338 million to $12.5 billion. Foreclosed assets were $2.3 billion, down from $2.6 billion in fourth quarter 2014.

Nonperforming Assets (Nonaccrual Loans and Foreclosed Assets)

	March 31, 2015		December 31, 2014		September 30, 2014
($ in millions)	Total balances	As a % of total loans	Total balances	As a % of total loans	Total balances	As a % of total loans
Commercial:
Commercial and industrial	$663	0.24%	$538	0.20%	$614	0.24%
Real estate mortgage	1,324	1.18	1,490	1.33	1,636	1.46
Real estate construction	182	0.91	187	1.00	217	1.20
Lease financing	23	0.19	24	0.20	27	0.22
Total commercial	2,192	0.53	2,239	0.54	2,494	0.63
Consumer:
Real estate 1-4 family first mortgage	8,345	3.15	8,583	3.23	8,785	3.34
Real estate 1-4 family junior lien mortgage	1,798	3.11	1,848	3.09	1,903	3.13
Automobile	133	0.24	137	0.25	143	0.26
Other revolving credit and installment	42	0.12	41	0.11	40	0.11
Total consumer	10,318	2.31	10,609	2.37	10,871	2.46
Total nonaccrual loans	12,510	1.45	12,848	1.49	13,365	1.59
Foreclosed assets:
Government insured/guaranteed	772		982		1,140
Non-government insured/guaranteed	1,557		1,627		1,691
Total foreclosed assets	2,329		2,609		2,831
Total nonperforming assets	$14,839	1.72%	$15,457	1.79%	$16,196	1.93%
Change from prior quarter:
Total nonaccrual loans	$(338)		$(517)		$(607)
Total nonperforming assets	(618)		(739)		(781)

Loans 90 Days or More Past Due and Still Accruing
Loans 90 days or more past due and still accruing (excluding government insured/guaranteed) totaled $841 million at March 31, 2015, down from $920 million at December 31, 2014. Loans 90 days or more past due and still accruing with repayments insured by the Federal Housing Administration (FHA) or predominantly guaranteed by the Department of Veterans Affairs (VA) for mortgages and the U.S. Department of Education for student loans under the Federal Family Education Loan Program were $15.5 billion at March 31, 2015, down from $16.9 billion at December 31, 2014.

Allowance for Credit Losses
The allowance for credit losses, including the allowance for unfunded commitments, totaled $13.0 billion at March 31, 2015, down from $13.2 billion at December 31, 2014. The allowance coverage to total loans was 1.51 percent, compared with 1.53 percent in fourth quarter 2014. The allowance covered 4.5 times annualized first quarter net charge-offs, unchanged from the prior quarter. The allowance coverage to nonaccrual loans was 104 percent at March 31, 2015, compared with 103 percent at December 31, 2014. “We believe the allowance was appropriate for losses inherent in the loan portfolio at March 31, 2015,” said Loughlin.

Business Segment Performance
Wells Fargo defines its operating segments by product type and customer segment. Segment net income for each of the three business segments was:

	Quarter ended
(in millions)	Mar 31, 2015	Dec 31, 2014	Mar 31, 2014
Community Banking	$3,665	3,435	3,844
Wholesale Banking	1,797	1,970	1,742
Wealth, Brokerage and Retirement	561	514	475

Community Banking offers a complete line of diversified financial products and services for consumers and small businesses including checking and savings accounts, credit and debit cards, and auto, student, and small business lending. Community Banking also offers investment, insurance and trust services in 39 states and D.C., and mortgage and home equity loans in all 50 states and D.C. through its Regional Banking and Wells Fargo Home Lending business units.
Selected Financial Information

	Quarter ended
(in millions)	Mar 31, 2015	Dec 31, 2014	Mar 31, 2014
Total revenue	$12,784	12,835	12,593
Provision for credit losses	617	518	419
Noninterest expense	7,064	7,281	6,774
Segment net income	3,665	3,435	3,844
(in billions)
Average loans	506.4	503.8	505.0
Average assets	993.1	974.9	892.6
Average core deposits	668.9	655.6	626.5

Community Banking reported net income of $3.7 billion, up $230 million, or 7 percent, from fourth quarter 2014. Revenue of $12.8 billion was flat compared with the prior quarter due to seasonally lower deposit service charges and card fees, and a non-recurring gain on sale of government guaranteed student loans in the prior quarter, partially offset by higher market sensitive revenue, mainly gains on sale of debt securities and equity investments. Noninterest expense decreased $217 million, or 3 percent, due to lower project spending, advertising, travel, and equipment expense, partially offset by seasonally higher personnel costs. The provision for credit losses increased $99 million from the prior quarter as a $59 million improvement in net charge offs was more than offset by a $158 million lower reserve release.

Net income was down $179 million, or 5 percent, from first quarter 2014. Revenue increased $191 million, or 2 percent, from a year ago primarily due to higher net interest income, gains on sale of debt securities, revenue from debit and credit card volumes, and trust and investment fees, partially offset by lower gains on equity investments and lower deposit service charges. Noninterest expense increased $290 million, or 4 percent, from a year ago driven by higher personnel expenses and operating losses, partially offset by lower travel, occupancy and other expenses. The provision for credit losses increased $198 million from a year ago as the $172 million improvement in net charge-offs was more than offset by a $370 million lower reserve release.

Regional Banking

•	Retail banking

◦	Primary consumer checking customers[5] up 5.7 percent year-over-year[6]

◦	Retail Bank household cross-sell ratio of 6.13 products per household, compared with 6.17 year-over-year6, [7]

•	Small Business/Business Banking

◦	Primary business checking customers[5] up 5.5 percent year-over-year[6]

◦	Combined Business Direct credit card, lines of credit and loan product solutions (primarily under $100,000 sold through our retail banking stores) were up 23 percent from the prior year

•	Online and Mobile Banking

◦	25.7 million active online customers, up 8 percent year-over-year[6]

◦	14.9 million active mobile customers, up 19 percent year-over-year[6]
Consumer Lending Group

•	Home Lending

◦	Originations of $49 billion, up from $44 billion in prior quarter

◦	Applications of $93 billion, up from $66 billion in prior quarter

◦	Application pipeline of $44 billion at quarter end, up from $26 billion at December 31, 2014

◦	Residential mortgage servicing portfolio of $1.7 trillion

◦	Average note rate on the servicing portfolio was 4.43 percent, compared with 4.45 percent in prior quarter

•	Consumer Credit

◦	Credit card penetration in retail banking households rose to 41.8 percent[6], up from 38.0 percent in prior year

◦	Auto originations of $7.1 billion in first quarter, up 6 percent from prior quarter and down 10 percent from prior year
5 Customers who actively use their checking account with transactions such as debit card purchases, online bill payments, and direct deposit.
6 Data as of February 2015, comparisons with February 2014.
7 February 2015 Retail Bank household cross-sell ratio includes the impact of the sale of government guaranteed student loans in fourth quarter 2014.

Wholesale Banking provides financial solutions to businesses across the United States and globally with annual sales generally in excess of $20 million. Products and business segments include Middle Market Commercial Banking, Government and Institutional Banking, Corporate Banking, Commercial Real Estate, Treasury Management, Wells Fargo Capital Finance, Insurance, International, Real Estate Capital Markets, Commercial Mortgage Servicing, Corporate Trust, Equipment Finance, Wells Fargo Securities, Principal Investments, Asset Backed Finance, and Asset Management.
Selected Financial Information

	Quarter ended
(in millions)	Mar 31, 2015	Dec 31, 2014	Mar 31, 2014
Total revenue	$5,912	6,054	5,580
Reversal of provision for credit losses	(6)	(39)	(93)
Noninterest expense	3,409	3,307	3,215
Segment net income	1,797	1,970	1,742
(in billions)
Average loans	337.6	326.8	301.9
Average assets	594.9	573.3	517.4
Average core deposits	303.4	292.4	259.0

Wholesale Banking reported net income of $1.8 billion, down $173 million, or 9 percent, from fourth quarter 2014. Revenue of $5.9 billion decreased $142 million, or 2 percent, from prior quarter. Net interest income decreased $183 million, or 6 percent, as strong loan and other earning asset growth was more than offset by the impact of two fewer days in the quarter and lower loan resolution income. Noninterest income increased $41 million, or 1 percent, driven by strong sales and trading results, higher multi-family capital mortgage banking fees and seasonally higher crop insurance fees, partially offset by lower investment banking fees, commercial real estate brokerage fees and gains on equity investments. Noninterest expense increased $102 million, or 3 percent, linked quarter on seasonally higher personnel tax expense and seasonally higher insurance commissions. The provision for credit losses increased $33 million from prior quarter due to lower recoveries.

Net income was up $55 million, or 3 percent, from first quarter 2014. Revenue increased $332 million, or 6 percent, from first quarter 2014 on strong loan and deposit growth, and higher investment banking, commercial real estate brokerage, treasury management, foreign exchange and loan fees. Noninterest expense increased $194 million, or 6 percent, from a year ago primarily due to higher personnel expenses related to growth initiatives, compliance, regulatory requirements and higher variable incentive compensation. The provision for credit losses increased $87 million from a year ago primarily due to lower recoveries and a $23 million lower reserve release.

•
Average loans increased 12 percent in first quarter 2015, compared with first quarter 2014, on broad-based growth, including asset-backed finance, capital finance, commercial banking, commercial real estate, corporate banking, equipment finance, government and institutional banking, and real estate capital markets

•	Cross-sell of 7.2 products per relationship, unchanged from first quarter 2014[8]

•	Treasury management revenue up 11 percent from first quarter 2014

8 Cross-sell reported on a one-quarter lag.

•
Assets under management of $493 billion, up $13 billion from first quarter 2014, including a $9 billion increase in fixed income assets under management reflecting net client inflows and favorable market conditions

Wealth, Brokerage and Retirement provides a full range of financial advisory services to clients using a planning approach to meet each client’s financial needs. Wealth Management provides affluent and high net worth clients with a complete range of wealth management solutions, including financial planning, private banking, credit, investment management and fiduciary services. Abbot Downing, a Wells Fargo business, provides comprehensive wealth management services to ultra high net worth families and individuals as well as endowments and foundations. Brokerage serves customers’ advisory, brokerage and financial needs as part of one of the largest full-service brokerage firms in the United States. Retirement is a national leader in providing institutional retirement and trust services (including 401(k) and pension plan record keeping) for businesses and reinsurance services for the life insurance industry.
Selected Financial Information

	Quarter ended
(in millions)	Mar 31, 2015	Dec 31, 2014	Mar 31, 2014
Total revenue	$3,733	3,647	3,468
Provision (reversal of provision) for credit losses	(3)	8	(8)
Noninterest expense	2,831	2,811	2,711
Segment net income	561	514	475
(in billions)
Average loans	56.9	54.8	50.0
Average assets	195.7	192.2	190.6
Average core deposits	161.4	157.0	156.0

Wealth, Brokerage and Retirement (WBR) reported net income of $561 million, up $47 million, or 9 percent, from fourth quarter 2014. Revenue of $3.7 billion increased $86 million, or 2 percent, from the prior quarter, largely driven by higher asset-based fees and brokerage transaction revenue. Noninterest expense increased $20 million, or 1 percent, from the prior quarter driven primarily by seasonally higher personnel expenses which were partially offset by lower other expenses. The provision for credit losses decreased $11 million from fourth quarter 2014.

Net income was up $86 million, or 18 percent, from first quarter 2014. Revenue increased $265 million, or 8 percent, from a year ago primarily due to strong growth in asset-based fees and net interest income. Noninterest expense increased $120 million, or 4 percent, from a year ago primarily due to brokerage volume-based expenses. The provision for credit losses increased $5 million from a year ago.
Retail Brokerage

•	Client assets of $1.4 trillion, up 4 percent from prior year

•	Managed account assets of $435 billion, increased $46 billion, or 12 percent, from prior year, reflecting net flows and increased market valuations

•	Strong loan growth, with average balances up 23 percent from prior year largely due to growth in non-conforming mortgages and security-based lending

Wealth Management

•	Client assets of $226 billion, up 4 percent from prior year

•	Loan growth, with average balances up 10 percent over prior year primarily driven by growth in non-conforming mortgages
Retirement

•	IRA assets of $365 billion, up 6 percent from prior year

•	Institutional Retirement plan assets of $347 billion, up 3 percent from prior year
WBR cross-sell ratio of 10.44 products per household, up from 10.42 a year ago6

Conference Call
The Company will host a live conference call on Tuesday, April 14, at 7 a.m. PDT (10 a.m. EDT). You may participate by dialing 866-872-5161 (U.S. and Canada) or 706-643-1962 (International). The call will also be available online at wellsfargo.com/invest_relations/earnings and at https://engage.vevent.com/rt/wells_fargo_ao~021415.

A replay of the conference call will be available beginning at 10 a.m. PDT (1 p.m. EDT) on April 14 through Tuesday, April 21. Please dial 855-859-2056 (U.S. and Canada) or 404-537-3406 (International) and enter Conference ID #82513650. The replay will also be available online at wellsfargo.com/invest_relations/earnings and at https://engage.vevent.com/rt/wells_fargo_ao~021415.

Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, we may make forward-looking statements in our other documents filed or furnished with the SEC, and our management may make forward-looking statements orally to analysts, investors, representatives of the media and others. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “target,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can” and similar references to future periods. In particular, forward-looking statements include, but are not limited to, statements we make about: (i) the future operating or financial performance of the Company, including our outlook for future growth; (ii) our noninterest expense and efficiency ratio; (iii) future credit quality and performance, including our expectations regarding future loan losses and allowance levels; (iv) the appropriateness of the allowance for credit losses; (v) our expectations regarding net interest income and net interest margin; (vi) loan growth or the reduction or mitigation of risk in our loan portfolios; (vii) future capital levels and our estimated Common Equity Tier 1 ratio under Basel III capital standards; (viii) the performance of our mortgage business and any related exposures; (ix) the expected outcome and impact of legal, regulatory and legislative developments, as well as our expectations regarding compliance therewith; (x) future common stock dividends, common share repurchases and other uses of capital; (xi) our targeted range for return on assets and return on equity; (xii) the outcome of contingencies, such as legal proceedings; and (xiii) the Company’s plans, objectives and strategies.
Forward-looking statements are not based on historical facts but instead represent our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:

•
current and future economic and market conditions, including the effects of declines in housing prices, high unemployment rates, U.S. fiscal debt, budget and tax matters, geopolitical matters, and the overall slowdown in global economic growth;

•
our capital and liquidity requirements (including under regulatory capital standards, such as the Basel III capital standards) and our ability to generate capital internally or raise capital on favorable terms;

•
financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including the Dodd-Frank Act and other legislation and regulation relating to bank products and services;

•	the extent of our success in our loan modification efforts, as well as the effects of regulatory requirements or guidance regarding loan modifications;

•
the amount of mortgage loan repurchase demands that we receive and our ability to satisfy any such demands without having to repurchase loans related thereto or otherwise indemnify or reimburse third parties, and the credit quality of or losses on such repurchased mortgage loans;

•
negative effects relating to our mortgage servicing and foreclosure practices, including our obligations under the settlement with the Department of Justice and other federal and state government entities, as well as changes in industry standards or practices, regulatory or judicial requirements, penalties or fines, increased servicing and other costs or obligations, including loan modification requirements, or delays or moratoriums on foreclosures;

•
our ability to realize our efficiency ratio target as part of our expense management initiatives, including as a result of business and economic cyclicality, seasonality, changes in our business composition and operating environment, growth in our businesses and/or acquisitions, and unexpected expenses relating to, among other things, litigation and regulatory matters;

•
the effect of the current low interest rate environment or changes in interest rates on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgages held for sale;

•
a recurrence of significant turbulence or disruption in the capital or financial markets, which could result in, among other things, reduced investor demand for mortgage loans, a reduction in the availability of funding or increased funding costs, and declines in asset values and/or recognition of other-than-temporary impairment on securities held in our investment securities portfolio;

•	the effect of a fall in stock market prices on our investment banking business and our fee income from our brokerage, asset and wealth management businesses;

•	reputational damage from negative publicity, protests, fines, penalties and other negative consequences from regulatory violations and legal actions;

•	a failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors or other service providers, including as a result of cyber attacks;

•	the effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;

•	fiscal and monetary policies of the Federal Reserve Board; and

•	the other risk factors and uncertainties described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014.
In addition to the above factors, we also caution that the amount and timing of any future common stock dividends or repurchases will depend on the earnings, cash requirements and financial condition of the Company, market conditions, capital requirements (including under Basel capital standards), common stock issuance requirements, applicable law and regulations (including federal securities laws and federal banking regulations), and other factors deemed relevant by the Company’s Board of Directors, and may be subject to regulatory approval or conditions.
For more information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov.
Any forward-looking statement made by us speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

About Wells Fargo
Wells Fargo & Company (NYSE: WFC) is a nationwide, diversified, community-based financial services company with $1.7 trillion in assets. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, insurance, investments, mortgage, and consumer and commercial finance through more than 8,700 locations, 12,500 ATMs, the internet (wellsfargo.com) and mobile banking, and has offices in 36 countries to support customers who conduct business in the global economy. With approximately 266,000 team members, Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 29 on Fortune’s 2014 rankings of America’s largest corporations. Wells Fargo’s vision is to satisfy all our customers’ financial needs and help them succeed financially.
# # #

Wells Fargo & Company and Subsidiaries
QUARTERLY FINANCIAL DATA

Wells Fargo & Company and Subsidiaries
SUMMARY FINANCIAL DATA

	Quarter ended			% Change Mar 31, 2015 from
($ in millions, except per share amounts)	Mar 31, 2015	Dec 31, 2014	Mar 31, 2014	Dec 31, 2014	Mar 31, 2014
For the Period
Wells Fargo net income	$5,804	5,709	5,893	2%	(2)
Wells Fargo net income applicable to common stock	5,461	5,382	5,607	1	(3)
Diluted earnings per common share	1.04	1.02	1.05	2	(1)
Profitability ratios (annualized):
Wells Fargo net income to average assets (ROA)	1.38%	1.36	1.57	1	(12)
Wells Fargo net income applicable to common stock to average Wells Fargo common stockholders’ equity (ROE)	13.17	12.84	14.35	3	(8)
Efficiency ratio (1)	58.8	59.0	57.9	—	2
Total revenue	$21,278	21,443	20,625	(1)	3
Pre-tax pre-provision profit (PTPP) (2)	8,771	8,796	8,677	—	1
Dividends declared per common share	0.35	0.35	0.30	—	17
Average common shares outstanding	5,160.4	5,192.5	5,262.8	(1)	(2)
Diluted average common shares outstanding	5,243.6	5,279.2	5,353.3	(1)	(2)
Average loans	$863,261	849,429	823,790	2	5
Average assets	1,707,798	1,663,760	1,525,905	3	12
Average core deposits (3)	1,063,234	1,035,999	973,801	3	9
Average retail core deposits (4)	731,413	714,572	690,643	2	6
Net interest margin	2.95%	3.04	3.20	(3)	(8)
At Period End
Investment securities	$324,736	312,925	270,327	4	20
Loans	861,231	862,551	826,443	—	4
Allowance for loan losses	12,176	12,319	13,695	(1)	(11)
Goodwill	25,705	25,705	25,637	—	—
Assets	1,737,737	1,687,155	1,546,707	3	12
Core deposits (3)	1,086,993	1,054,348	994,185	3	9
Wells Fargo stockholders’ equity	188,796	184,394	175,654	2	7
Total equity	189,964	185,262	176,469	3	8
Capital ratios:
Total equity to assets	10.93%	10.98	11.41	—	(4)
Risk-based capital (5):
Tier 1 capital	12.39	12.45	12.63	—	(2)
Total capital	15.30	15.53	15.71	(1)	(3)
Tier 1 leverage (5)	9.48	9.45	9.84	—	(4)
Common Equity Tier 1 (5)(6)	10.86	11.04	11.36	(2)	(4)
Common shares outstanding	5,162.9	5,170.3	5,265.7	—	(2)
Book value per common share	$32.70	32.19	30.48	2	7
Common stock price:
High	56.29	55.95	49.97	1	13
Low	50.42	46.44	44.17	9	14
Period end	54.40	54.82	49.74	(1)	9
Team members (active, full-time equivalent)	266,000	264,500	265,300	1	—

(1)	The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).

(2)
Pre-tax pre-provision profit (PTPP) is total revenue less noninterest expense. Management believes that PTPP is a useful financial measure because it enables investors and others to assess the Company’s ability to generate capital to cover credit losses through a credit cycle.

(3)	Core deposits are noninterest-bearing deposits, interest-bearing checking, savings certificates, certain market rate and other savings, and certain foreign deposits (Eurodollar sweep balances).

(4)	Retail core deposits are total core deposits excluding Wholesale Banking core deposits and retail mortgage escrow deposits.

(5)	The March 31, 2015, ratios are preliminary.

(6)	See the “Five Quarter Risk-Based Capital Components” table for additional information.

Wells Fargo & Company and Subsidiaries
FIVE QUARTER SUMMARY FINANCIAL DATA

	Quarter ended
($ in millions, except per share amounts)	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014
For the Quarter
Wells Fargo net income	$5,804	5,709	5,729	5,726	5,893
Wells Fargo net income applicable to common stock	5,461	5,382	5,408	5,424	5,607
Diluted earnings per common share	1.04	1.02	1.02	1.01	1.05
Profitability ratios (annualized):
Wells Fargo net income to average assets (ROA)	1.38%	1.36	1.40	1.47	1.57
Wells Fargo net income applicable to common stock to average Wells Fargo common stockholders’ equity (ROE)	13.17	12.84	13.10	13.40	14.35
Efficiency ratio (1)	58.8	59.0	57.7	57.9	57.9
Total revenue	$21,278	21,443	21,213	21,066	20,625
Pre-tax pre-provision profit (PTPP) (2)	8,771	8,796	8,965	8,872	8,677
Dividends declared per common share	0.35	0.35	0.35	0.35	0.30
Average common shares outstanding	5,160.4	5,192.5	5,225.9	5,268.4	5,262.8
Diluted average common shares outstanding	5,243.6	5,279.2	5,310.4	5,350.8	5,353.3
Average loans	$863,261	849,429	833,199	831,043	823,790
Average assets	1,707,798	1,663,760	1,617,942	1,564,003	1,525,905
Average core deposits (3)	1,063,234	1,035,999	1,012,219	991,727	973,801
Average retail core deposits (4)	731,413	714,572	703,062	698,763	690,643
Net interest margin	2.95%	3.04	3.06	3.15	3.20
At Quarter End
Investment securities	$324,736	312,925	289,009	279,069	270,327
Loans	861,231	862,551	838,883	828,942	826,443
Allowance for loan losses	12,176	12,319	12,681	13,101	13,695
Goodwill	25,705	25,705	25,705	25,705	25,637
Assets	1,737,737	1,687,155	1,636,855	1,598,874	1,546,707
Core deposits (3)	1,086,993	1,054,348	1,016,478	1,007,485	994,185
Wells Fargo stockholders’ equity	188,796	184,394	182,481	180,859	175,654
Total equity	189,964	185,262	182,990	181,549	176,469
Capital ratios:
Total equity to assets	10.93%	10.98	11.18	11.35	11.41
Risk-based capital (5):
Tier 1 capital	12.39	12.45	12.55	12.72	12.63
Total capital	15.30	15.53	15.58	15.89	15.71
Tier 1 leverage (5)	9.48	9.45	9.64	9.86	9.84
Common Equity Tier 1 (5)(6)	10.86	11.04	11.11	11.31	11.36
Common shares outstanding	5,162.9	5,170.3	5,215.0	5,249.9	5,265.7
Book value per common share	$32.70	32.19	31.55	31.18	30.48
Common stock price:
High	56.29	55.95	53.80	53.05	49.97
Low	50.42	46.44	49.47	46.72	44.17
Period end	54.40	54.82	51.87	52.56	49.74
Team members (active, full-time equivalent)	266,000	264,500	263,900	263,500	265,300

(1)	The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).

(2)
Pre-tax pre-provision profit (PTPP) is total revenue less noninterest expense. Management believes that PTPP is a useful financial measure because it enables investors and others to assess the Company’s ability to generate capital to cover credit losses through a credit cycle.

(3)	Core deposits are noninterest-bearing deposits, interest-bearing checking, savings certificates, certain market rate and other savings, and certain foreign deposits (Eurodollar sweep balances).

(4)	Retail core deposits are total core deposits excluding Wholesale Banking core deposits and retail mortgage escrow deposits.

(5)	The March 31, 2015, ratios are preliminary.

(6)	See the “Five Quarter Risk-Based Capital Components” table for additional information.

Wells Fargo & Company and Subsidiaries
CONSOLIDATED STATEMENT OF INCOME

	Quarter ended March 31,		%
(in millions, except per share amounts)	2015	2014	Change
Interest income
Trading assets	$445	374	19%
Investment securities	2,144	2,110	2
Mortgages held for sale	177	170	4
Loans held for sale	5	2	150
Loans	8,938	8,746	2
Other interest income	254	210	21
Total interest income	11,963	11,612	3
Interest expense
Deposits	258	279	(8)
Short-term borrowings	18	12	50
Long-term debt	604	619	(2)
Other interest expense	97	87	11
Total interest expense	977	997	(2)
Net interest income	10,986	10,615	3
Provision for credit losses	608	325	87
Net interest income after provision for credit losses	10,378	10,290	1
Noninterest income
Service charges on deposit accounts	1,215	1,215	—
Trust and investment fees	3,677	3,412	8
Card fees	871	784	11
Other fees	1,078	1,047	3
Mortgage banking	1,547	1,510	2
Insurance	430	432	—
Net gains from trading activities	408	432	(6)
Net gains on debt securities	278	83	235
Net gains from equity investments	370	847	(56)
Lease income	132	133	(1)
Other	286	115	149
Total noninterest income	10,292	10,010	3
Noninterest expense
Salaries	3,851	3,728	3
Commission and incentive compensation	2,685	2,416	11
Employee benefits	1,477	1,372	8
Equipment	494	490	1
Net occupancy	723	742	(3)
Core deposit and other intangibles	312	341	(9)
FDIC and other deposit assessments	248	243	2
Other	2,717	2,616	4
Total noninterest expense	12,507	11,948	5
Income before income tax expense	8,163	8,352	(2)
Income tax expense	2,279	2,277	—
Net income before noncontrolling interests	5,884	6,075	(3)
Less: Net income from noncontrolling interests	80	182	(56)
Wells Fargo net income	$5,804	5,893	(2)
Less: Preferred stock dividends and other	343	286	20
Wells Fargo net income applicable to common stock	$5,461	5,607	(3)
Per share information
Earnings per common share	$1.06	1.07	(1)
Diluted earnings per common share	1.04	1.05	(1)
Dividends declared per common share	0.35	0.30	17
Average common shares outstanding	5,160.4	5,262.8	(2)
Diluted average common shares outstanding	5,243.6	5,353.3	(2)

Wells Fargo & Company and Subsidiaries
FIVE QUARTER CONSOLIDATED STATEMENT OF INCOME

	Quarter ended
(in millions, except per share amounts)	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014
Interest Income
Trading assets	$445	477	427	407	374
Investment securities	2,144	2,150	2,066	2,112	2,110
Mortgages held for sale	177	187	215	195	170
Loans held for sale	5	25	50	1	2
Loans	8,938	9,091	8,963	8,852	8,746
Other interest income	254	253	243	226	210
Total interest income	11,963	12,183	11,964	11,793	11,612
Interest expense
Deposits	258	269	273	275	279
Short-term borrowings	18	18	15	14	12
Long-term debt	604	620	629	620	619
Other interest expense	97	96	106	93	87
Total interest expense	977	1,003	1,023	1,002	997
Net interest income	10,986	11,180	10,941	10,791	10,615
Provision for credit losses	608	485	368	217	325
Net interest income after provision for credit losses	10,378	10,695	10,573	10,574	10,290
Noninterest income
Service charges on deposit accounts	1,215	1,241	1,311	1,283	1,215
Trust and investment fees	3,677	3,705	3,554	3,609	3,412
Card fees	871	925	875	847	784
Other fees	1,078	1,124	1,090	1,088	1,047
Mortgage banking	1,547	1,515	1,633	1,723	1,510
Insurance	430	382	388	453	432
Net gains from trading activities	408	179	168	382	432
Net gains on debt securities	278	186	253	71	83
Net gains from equity investments	370	372	712	449	847
Lease income	132	127	137	129	133
Other	286	507	151	241	115
Total noninterest income	10,292	10,263	10,272	10,275	10,010
Noninterest expense
Salaries	3,851	3,938	3,914	3,795	3,728
Commission and incentive compensation	2,685	2,582	2,527	2,445	2,416
Employee benefits	1,477	1,124	931	1,170	1,372
Equipment	494	581	457	445	490
Net occupancy	723	730	731	722	742
Core deposit and other intangibles	312	338	342	349	341
FDIC and other deposit assessments	248	231	229	225	243
Other	2,717	3,123	3,117	3,043	2,616
Total noninterest expense	12,507	12,647	12,248	12,194	11,948
Income before income tax expense	8,163	8,311	8,597	8,655	8,352
Income tax expense	2,279	2,519	2,642	2,869	2,277
Net income before noncontrolling interests	5,884	5,792	5,955	5,786	6,075
Less: Net income from noncontrolling interests	80	83	226	60	182
Wells Fargo net income	$5,804	5,709	5,729	5,726	5,893
Less: Preferred stock dividends and other	343	327	321	302	286
Wells Fargo net income applicable to common stock	$5,461	5,382	5,408	5,424	5,607
Per share information
Earnings per common share	$1.06	1.04	1.04	1.02	1.07
Diluted earnings per common share	1.04	1.02	1.02	1.01	1.05
Dividends declared per common share	0.35	0.35	0.35	0.35	0.30
Average common shares outstanding	5,160.4	5,192.5	5,225.9	5,268.4	5,262.8
Diluted average common shares outstanding	5,243.6	5,279.2	5,310.4	5,350.8	5,353.3

Wells Fargo & Company and Subsidiaries
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

	Quarter ended March 31,		%
(in millions)	2015	2014	Change
Wells Fargo net income	$5,804	5,893	(2)%
Other comprehensive income, before tax:
Investment securities:
Net unrealized gains arising during the period	393	2,725	(86)
Reclassification of net gains to net income	(300)	(394)	(24)
Derivatives and hedging activities:
Net unrealized gains arising during the period	952	44	NM
Reclassification of net gains on cash flow hedges to net income	(234)	(106)	121
Defined benefit plans adjustments:
Net actuarial losses arising during the period	(11)	—	NM
Amortization of net actuarial loss, settlements and other to net income	43	18	139
Foreign currency translation adjustments:
Net unrealized losses arising during the period	(55)	(17)	224
Reclassification of net losses to net income	—	6	(100)
Other comprehensive income, before tax	788	2,276	(65)
Income tax expense related to other comprehensive income	(228)	(831)	(73)
Other comprehensive income, net of tax	560	1,445	(61)
Less: Other comprehensive income from noncontrolling interests	301	79	281
Wells Fargo other comprehensive income, net of tax	259	1,366	(81)
Wells Fargo comprehensive income	6,063	7,259	(16)
Comprehensive income from noncontrolling interests	381	261	46
Total comprehensive income	$6,444	7,520	(14)
NM - Not meaningful
FIVE QUARTER CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN TOTAL EQUITY

	Quarter ended
(in millions)	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014
Balance, beginning of period	$185,262	182,990	181,549	176,469	171,008
Wells Fargo net income	5,804	5,709	5,729	5,726	5,893
Wells Fargo other comprehensive income (loss), net of tax	259	400	(999)	1,365	1,366
Noncontrolling interests	301	353	(181)	(125)	(52)
Common stock issued	1,327	508	402	579	994
Common stock repurchased (1)	(2,592)	(2,945)	(2,490)	(2,954)	(1,025)
Preferred stock released by ESOP	41	166	170	430	305
Common stock warrants repurchased/exercised	(8)	(9)	—	—	—
Preferred stock issued	1,997	—	780	1,995	—
Common stock dividends	(1,805)	(1,816)	(1,828)	(1,844)	(1,579)
Preferred stock dividends	(344)	(327)	(321)	(302)	(285)
Tax benefit from stock incentive compensation	354	75	48	61	269
Stock incentive compensation expense	376	176	144	164	374
Net change in deferred compensation and related plans	(1,008)	(18)	(13)	(15)	(799)
Balance, end of period	$189,964	185,262	182,990	181,549	176,469

(1)
For the quarter ended March 31, 2015, includes $750 million related to a private forward repurchase transaction that settled in second quarter 2015 for 14.0 million shares of common stock. For the quarters ended December 31, September 30, and June 30, 2014, includes $750 million, $1.0 billion, and $1.0 billion, respectively, related to private forward repurchase transactions that settled in subsequent quarters for 14.3 million, 19.8 million, and 19.5 million shares of common stock, respectively.

Wells Fargo & Company and Subsidiaries
AVERAGE BALANCES, YIELDS AND RATES PAID (TAXABLE-EQUIVALENT BASIS) (1)(2)

	Quarter ended March 31,
	2015			2014
(in millions)	Average balance	Yields/ rates	Interest income/ expense	Average balance	Yields/ rates	Interest income/ expense
Earning assets
Federal funds sold, securities purchased under resale agreements and other short-term investments	$275,731	0.28%	$190	213,284	0.27%	$144
Trading assets	62,977	2.88	453	48,231	3.17	381
Investment securities (3):
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	26,163	1.55	100	6,572	1.68	28
Securities of U.S. states and political subdivisions	44,948	4.20	472	42,600	4.37	465
Mortgage-backed securities:
Federal agencies	102,193	2.76	706	117,641	2.94	864
Residential and commercial	23,938	5.71	342	28,035	6.12	429
Total mortgage-backed securities	126,131	3.32	1,048	145,676	3.55	1,293
Other debt and equity securities	47,051	3.43	400	49,156	3.59	438
Total available-for-sale securities	244,293	3.32	2,020	244,004	3.65	2,224
Held-to-maturity securities:
Securities of U.S. Treasury and federal agencies	42,869	2.21	234	1,104	2.18	6
Securities of U.S. states and political subdivisions	1,948	5.16	25	—	—	—
Federal agency mortgage-backed securities	11,318	1.87	53	6,162	3.11	48
Other debt securities	6,792	1.72	29	6,414	1.86	29
Total held-to-maturity securities	62,927	2.19	341	13,680	2.45	83
Total investment securities	307,220	3.08	2,361	257,684	3.59	2,307
Mortgages held for sale (4)	19,583	3.61	177	16,556	4.11	170
Loans held for sale (4)	700	2.67	5	111	6.28	2
Loans:
Commercial:
Commercial and industrial - U.S.	227,682	3.28	1,844	193,865	3.43	1,641
Commercial and industrial - Non U.S.	45,062	1.88	209	42,181	1.92	200
Real estate mortgage	111,497	3.57	981	112,824	3.56	990
Real estate construction	19,492	3.52	169	17,071	4.38	184
Lease financing	12,319	4.95	152	12,262	6.12	188
Total commercial	416,052	3.26	3,355	378,203	3.43	3,203
Consumer:
Real estate 1-4 family first mortgage	265,823	4.13	2,741	259,488	4.17	2,705
Real estate 1-4 family junior lien mortgage	58,880	4.27	621	65,014	4.30	692
Credit card	30,380	11.78	883	26,283	12.32	798
Automobile	56,004	5.95	821	51,794	6.50	831
Other revolving credit and installment	36,122	6.01	535	43,008	5.00	531
Total consumer	447,209	5.05	5,601	445,587	5.02	5,557
Total loans (4)	863,261	4.19	8,956	823,790	4.29	8,760
Other	4,730	5.41	63	4,655	5.72	66
Total earning assets	$1,534,202	3.21%	$12,205	1,364,311	3.49%	$11,830
Funding sources
Deposits:
Interest-bearing checking	$39,155	0.05%	$5	36,799	0.07%	$6
Market rate and other savings	613,413	0.06	97	579,044	0.07	105
Savings certificates	34,608	0.75	64	40,535	0.89	89
Other time deposits	56,549	0.39	56	45,822	0.42	48
Deposits in foreign offices	105,537	0.14	36	91,050	0.14	31
Total interest-bearing deposits	849,262	0.12	258	793,250	0.14	279
Short-term borrowings	71,712	0.11	18	54,502	0.09	13
Long-term debt	183,763	1.32	604	153,793	1.62	619
Other liabilities	16,894	2.30	97	12,859	2.72	87
Total interest-bearing liabilities	1,121,631	0.35	977	1,014,404	0.40	998
Portion of noninterest-bearing funding sources	412,571			349,907	—	—
Total funding sources	$1,534,202	0.26	977	1,364,311	0.29	998
Net interest margin and net interest income on a taxable-equivalent basis (5)		2.95%	$11,228		3.20%	$10,832
Noninterest-earning assets
Cash and due from banks	$17,059			16,363
Goodwill	25,705			25,637
Other	130,832			119,594
Total noninterest-earning assets	$173,596			161,594
Noninterest-bearing funding sources
Deposits	$325,531			284,069
Other liabilities	71,988			52,955
Total equity	188,648			174,477
Noninterest-bearing funding sources used to fund earning assets	(412,571)			(349,907)
Net noninterest-bearing funding sources	$173,596			161,594
Total assets	$1,707,798			1,525,905

(1)	Our average prime rate was 3.25% for the quarters ended March 31, 2015 and 2014. The average three-month London Interbank Offered Rate (LIBOR) was 0.26% and 0.24% for the same quarters, respectively.

(2)	Yield/rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liability categories.

(3)
Yields and rates are based on interest income/expense amounts for the period, annualized based on the accrual basis for the respective accounts. The average balance amounts represent amortized cost for the periods presented.

(4)	Nonaccrual loans and related income are included in their respective loan categories.

(5)
Includes taxable-equivalent adjustments of $242 million and $217 million for the quarters ended March 31, 2015 and 2014, respectively, primarily related to tax-exempt income on certain loans and securities. The federal statutory tax rate was 35% for the periods presented.

Wells Fargo & Company and Subsidiaries
FIVE QUARTER AVERAGE BALANCES, YIELDS AND RATES PAID (TAXABLE-EQUIVALENT BASIS) (1)

	Quarter ended
	Mar 31, 2015		Dec 31, 2014		Sep 30, 2014		Jun 30, 2014		Mar 31, 2014
($ in billions)	Average balance	Yields/ rates	Average balance	Yields/ rates	Average balance	Yields/ rates	Average balance	Yields/ rates	Average balance	Yields/ rates
Earning assets
Federal funds sold, securities purchased under resale agreements and other short-term investments	$275.7	0.28%	$268.1	0.28%	$253.2	0.28%	$229.8	0.28%	$213.3	0.27%
Trading assets	63.0	2.88	60.4	3.21	57.5	3.00	54.4	3.05	48.2	3.17
Investment securities (2):
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	26.2	1.55	19.5	1.55	8.8	1.69	6.6	1.78	6.6	1.68
Securities of U.S. states and political subdivisions	44.9	4.20	43.9	4.30	43.3	4.24	42.7	4.26	42.6	4.37
Mortgage-backed securities:
Federal agencies	102.2	2.76	109.3	2.78	113.0	2.76	116.5	2.85	117.6	2.94
Residential and commercial	23.9	5.71	24.7	5.89	26.0	5.98	27.3	6.11	28.0	6.12
Total mortgage-backed securities	126.1	3.32	134.0	3.36	139.0	3.36	143.8	3.47	145.6	3.55
Other debt and equity securities	47.1	3.43	45.0	3.87	47.1	3.45	48.7	3.76	49.2	3.59
Total available-for-sale securities	244.3	3.32	242.4	3.48	238.2	3.48	241.8	3.62	244.0	3.65
Held-to-maturity securities:
Securities of U.S. Treasury and federal agencies	42.9	2.21	32.9	2.25	23.7	2.22	10.8	2.20	1.1	2.18
Securities of U.S. states and political subdivisions	1.9	5.16	0.9	4.92	—	—	—	—	—	—
Federal agency mortgage-backed securities	11.3	1.87	5.6	2.07	5.9	2.23	6.1	2.74	6.2	3.11
Other debt securities	6.8	1.72	6.1	1.81	5.9	1.83	5.2	1.90	6.4	1.86
Total held-to-maturity securities	62.9	2.19	45.5	2.22	35.5	2.17	22.1	2.28	13.7	2.45
Total investment securities	307.2	3.08	287.9	3.28	273.7	3.31	263.9	3.51	257.7	3.59
Mortgages held for sale	19.6	3.61	19.2	3.90	21.5	4.01	18.8	4.16	16.6	4.11
Loans held for sale	0.7	2.67	7.0	1.43	9.5	2.10	0.2	2.55	0.1	6.28
Loans:
Commercial:
Commercial and industrial - U.S.	227.7	3.28	218.3	3.32	207.6	3.29	199.2	3.39	193.9	3.43
Commercial and industrial - Non U.S.	45.1	1.88	43.0	2.03	42.4	2.11	43.0	2.06	42.2	1.92
Real estate mortgage	111.5	3.57	112.3	3.69	113.0	3.69	112.8	3.61	112.8	3.56
Real estate construction	19.5	3.52	18.3	4.33	17.8	3.94	17.5	4.18	17.1	4.38
Lease financing	12.3	4.95	12.3	5.35	12.3	5.38	12.2	5.68	12.2	6.12
Total commercial	416.1	3.26	404.2	3.39	393.1	3.37	384.7	3.42	378.2	3.43
Consumer:
Real estate 1-4 family first mortgage	265.8	4.13	264.8	4.16	262.2	4.23	260.0	4.20	259.5	4.17
Real estate 1-4 family junior lien mortgage	58.9	4.27	60.2	4.28	61.6	4.30	63.3	4.31	65.0	4.30
Credit card	30.4	11.78	29.5	11.71	27.7	11.96	26.4	11.97	26.3	12.32
Automobile	56.0	5.95	55.4	6.08	54.6	6.19	53.5	6.34	51.8	6.50
Other revolving credit and installment	36.1	6.01	35.3	6.01	34.0	6.03	43.1	5.07	43.0	5.00
Total consumer	447.2	5.05	445.2	5.06	440.1	5.11	446.3	5.02	445.6	5.02
Total loans	863.3	4.19	849.4	4.27	833.2	4.29	831.0	4.28	823.8	4.29
Other	4.7	5.41	4.8	5.30	4.7	5.41	4.5	5.74	4.6	5.72
Total earning assets	$1,534.2	3.21%	$1,496.8	3.31%	$1,453.3	3.34%	$1,402.6	3.43%	$1,364.3	3.49%
Funding sources
Deposits:
Interest-bearing checking	$39.2	0.05%	$40.5	0.06%	$41.4	0.07%	$40.2	0.07%	$36.8	0.07%
Market rate and other savings	613.4	0.06	593.9	0.07	586.4	0.07	583.9	0.07	579.0	0.07
Savings certificates	34.6	0.75	35.9	0.80	37.3	0.84	38.8	0.86	40.5	0.89
Other time deposits	56.5	0.39	56.1	0.39	55.1	0.39	48.5	0.41	45.8	0.42
Deposits in foreign offices	105.5	0.14	99.3	0.15	98.9	0.14	94.2	0.15	91.1	0.14
Total interest-bearing deposits	849.2	0.12	825.7	0.13	819.1	0.13	805.6	0.14	793.2	0.14
Short-term borrowings	71.7	0.11	64.7	0.12	62.3	0.10	58.9	0.10	54.5	0.09
Long-term debt	183.8	1.32	183.3	1.35	173.0	1.46	159.2	1.56	153.8	1.62
Other liabilities	16.9	2.30	15.6	2.44	15.5	2.73	13.6	2.73	12.9	2.72
Total interest-bearing liabilities	1,121.6	0.35	1,089.3	0.37	1,069.9	0.38	1,037.3	0.39	1,014.4	0.40
Portion of noninterest-bearing funding sources	412.6	—	407.5	—	383.4	—	365.3	—	349.9	—
Total funding sources	$1,534.2	0.26	$1,496.8	0.27	$1,453.3	0.28	$1,402.6	0.28	$1,364.3	0.29
Net interest margin on a taxable-equivalent basis		2.95%		3.04%		3.06%		3.15%		3.20%
Noninterest-earning assets
Cash and due from banks	$17.1		16.9		16.2		15.9		16.4
Goodwill	25.7		25.7		25.7		25.7		25.6
Other	130.8		124.4		122.7		119.8		119.6
Total noninterest-earnings assets	$173.6		167.0		164.6		161.4		161.6
Noninterest-bearing funding sources
Deposits	$325.6		324.1		308.0		295.9		284.1
Other liabilities	72.0		65.7		57.9		51.1		52.9
Total equity	188.6		184.7		182.1		179.7		174.5
Noninterest-bearing funding sources used to fund earning assets	(412.6)		(407.5)		(383.4)		(365.3)		(349.9)
Net noninterest-bearing funding sources	$173.6		167.0		164.6		161.4		161.6
Total assets	$1,707.8		1,663.8		1,617.9		1,564.0		1,525.9

(1)
Our average prime rate was 3.25% for quarters ended March 31, 2015 and December 31, September 30, and June 30, and March 31, 2014. The average three-month London Interbank Offered Rate (LIBOR) was 0.26%, 0.24%, 0.23%, 0.23% and 0.24% for the same quarters, respectively.

(2)
Yields and rates are based on interest income/expense amounts for the period, annualized based on the accrual basis for the respective accounts. The average balance amounts represent amortized cost for the periods presented.

Wells Fargo & Company and Subsidiaries
NONINTEREST INCOME

	Quarter ended March 31,		%
(in millions)	2015	2014	Change
Service charges on deposit accounts	$1,215	1,215	—%
Trust and investment fees:
Brokerage advisory, commissions and other fees	2,380	2,241	6
Trust and investment management	852	844	1
Investment banking	445	327	36
Total trust and investment fees	3,677	3,412	8
Card fees	871	784	11
Other fees:
Charges and fees on loans	309	367	(16)
Merchant processing fees	187	172	9
Cash network fees	125	120	4
Commercial real estate brokerage commissions	129	72	79
Letters of credit fees	88	96	(8)
All other fees	240	220	9
Total other fees	1,078	1,047	3
Mortgage banking:
Servicing income, net	523	938	(44)
Net gains on mortgage loan origination/sales activities	1,024	572	79
Total mortgage banking	1,547	1,510	2
Insurance	430	432	—
Net gains from trading activities	408	432	(6)
Net gains on debt securities	278	83	235
Net gains from equity investments	370	847	(56)
Lease income	132	133	(1)
Life insurance investment income	145	132	10
All other	141	(17)	NM
Total	$10,292	10,010	3
NM - Not meaningful
NONINTEREST EXPENSE
	Quarter ended March 31,		%
(in millions)	2015	2014	Change
Salaries	$3,851	3,728	3%
Commission and incentive compensation	2,685	2,416	11
Employee benefits	1,477	1,372	8
Equipment	494	490	1
Net occupancy	723	742	(3)
Core deposit and other intangibles	312	341	(9)
FDIC and other deposit assessments	248	243	2
Outside professional services	548	559	(2)
Operating losses	295	159	86
Outside data processing	253	241	5
Contract services	225	234	(4)
Travel and entertainment	158	219	(28)
Postage, stationery and supplies	171	191	(11)
Advertising and promotion	118	118	—
Foreclosed assets	135	132	2
Telecommunications	111	114	(2)
Insurance	140	125	12
Operating leases	62	50	25
All other	501	474	6
Total	$12,507	11,948	5

Wells Fargo & Company and Subsidiaries
FIVE QUARTER NONINTEREST INCOME

	Quarter ended
(in millions)	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014
Service charges on deposit accounts	$1,215	1,241	1,311	1,283	1,215
Trust and investment fees:
Brokerage advisory, commissions and other fees	2,380	2,335	2,327	2,280	2,241
Trust and investment management	852	849	856	838	844
Investment banking	445	521	371	491	327
Total trust and investment fees	3,677	3,705	3,554	3,609	3,412
Card fees	871	925	875	847	784
Other fees:
Charges and fees on loans	309	311	296	342	367
Merchant processing fees	187	187	184	183	172
Cash network fees	125	125	134	128	120
Commercial real estate brokerage commissions	129	155	143	99	72
Letters of credit fees	88	102	100	92	96
All other fees	240	244	233	244	220
Total other fees	1,078	1,124	1,090	1,088	1,047
Mortgage banking:
Servicing income, net	523	685	679	1,035	938
Net gains on mortgage loan origination/sales activities	1,024	830	954	688	572
Total mortgage banking	1,547	1,515	1,633	1,723	1,510
Insurance	430	382	388	453	432
Net gains from trading activities	408	179	168	382	432
Net gains on debt securities	278	186	253	71	83
Net gains from equity investments	370	372	712	449	847
Lease income	132	127	137	129	133
Life insurance investment income	145	145	143	138	132
All other	141	362	8	103	(17)
Total	$10,292	10,263	10,272	10,275	10,010

FIVE QUARTER NONINTEREST EXPENSE
	Quarter ended
(in millions)	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014
Salaries	$3,851	3,938	3,914	3,795	3,728
Commission and incentive compensation	2,685	2,582	2,527	2,445	2,416
Employee benefits	1,477	1,124	931	1,170	1,372
Equipment	494	581	457	445	490
Net occupancy	723	730	731	722	742
Core deposit and other intangibles	312	338	342	349	341
FDIC and other deposit assessments	248	231	229	225	243
Outside professional services	548	800	684	646	559
Operating losses	295	309	417	364	159
Outside data processing	253	270	264	259	241
Contract services	225	245	247	249	234
Travel and entertainment	158	216	226	243	219
Postage, stationery and supplies	171	190	182	170	191
Advertising and promotion	118	195	153	187	118
Foreclosed assets	135	164	157	130	132
Telecommunications	111	106	122	111	114
Insurance	140	60	97	140	125
Operating leases	62	58	58	54	50
All other	501	510	510	490	474
Total	$12,507	12,647	12,248	12,194	11,948

Wells Fargo & Company and Subsidiaries
CONSOLIDATED BALANCE SHEET

(in millions, except shares)	Mar 31, 2015	Dec 31, 2014	% Change
Assets
Cash and due from banks	$19,793	19,571	1%
Federal funds sold, securities purchased under resale agreements and other short-term investments	291,317	258,429	13
Trading assets	79,278	78,255	1
Investment securities:
Available-for-sale, at fair value	257,603	257,442	—
Held-to-maturity, at cost	67,133	55,483	21
Mortgages held for sale	23,606	19,536	21
Loans held for sale	681	722	(6)
Loans	861,231	862,551	—
Allowance for loan losses	(12,176)	(12,319)	(1)
Net loans	849,055	850,232	—
Mortgage servicing rights:
Measured at fair value	11,739	12,738	(8)
Amortized	1,252	1,242	1
Premises and equipment, net	8,696	8,743	(1)
Goodwill	25,705	25,705	—
Other assets	101,879	99,057	3
Total assets	$1,737,737	1,687,155	3
Liabilities
Noninterest-bearing deposits	$335,858	321,963	4
Interest-bearing deposits	860,805	846,347	2
Total deposits	1,196,663	1,168,310	2
Short-term borrowings	77,697	63,518	22
Accrued expenses and other liabilities	90,121	86,122	5
Long-term debt	183,292	183,943	—
Total liabilities	1,547,773	1,501,893	3
Equity
Wells Fargo stockholders’ equity:
Preferred stock	21,998	19,213	14
Common stock – $1-2/3 par value, authorized 9,000,000,000 shares; issued 5,481,811,474 shares and 5,481,811,474 shares	9,136	9,136	—
Additional paid-in capital	59,980	60,537	(1)
Retained earnings	110,676	107,040	3
Cumulative other comprehensive income	3,777	3,518	7
Treasury stock – 318,869,849 shares and 311,462,276 shares	(14,556)	(13,690)	6
Unearned ESOP shares	(2,215)	(1,360)	63
Total Wells Fargo stockholders’ equity	188,796	184,394	2
Noncontrolling interests	1,168	868	35
Total equity	189,964	185,262	3
Total liabilities and equity	$1,737,737	1,687,155	3

Wells Fargo & Company and Subsidiaries
FIVE QUARTER CONSOLIDATED BALANCE SHEET

(in millions)	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014
Assets
Cash and due from banks	$19,793	19,571	18,032	20,635	19,731
Federal funds sold, securities purchased under resale agreements and other short-term investments	291,317	258,429	261,932	238,719	222,781
Trading assets	79,278	78,255	67,755	71,674	63,753
Investment securities:
Available-for-sale, at fair value	257,603	257,442	248,251	248,961	252,665
Held-to-maturity, at cost	67,133	55,483	40,758	30,108	17,662
Mortgages held for sale	23,606	19,536	20,178	21,064	16,233
Loans held for sale	681	722	9,292	9,762	91
Loans	861,231	862,551	838,883	828,942	826,443
Allowance for loan losses	(12,176)	(12,319)	(12,681)	(13,101)	(13,695)
Net loans	849,055	850,232	826,202	815,841	812,748
Mortgage servicing rights:
Measured at fair value	11,739	12,738	14,031	13,900	14,953
Amortized	1,252	1,242	1,224	1,196	1,219
Premises and equipment, net	8,696	8,743	8,768	8,977	9,020
Goodwill	25,705	25,705	25,705	25,705	25,637
Other assets	101,879	99,057	94,727	92,332	90,214
Total assets	$1,737,737	1,687,155	1,636,855	1,598,874	1,546,707
Liabilities
Noninterest-bearing deposits	$335,858	321,963	313,791	308,099	294,863
Interest-bearing deposits	860,805	846,347	816,834	810,478	799,713
Total deposits	1,196,663	1,168,310	1,130,625	1,118,577	1,094,576
Short-term borrowings	77,697	63,518	62,927	61,849	57,061
Accrued expenses and other liabilities	90,121	86,122	75,727	69,021	65,179
Long-term debt	183,292	183,943	184,586	167,878	153,422
Total liabilities	1,547,773	1,501,893	1,453,865	1,417,325	1,370,238
Equity
Wells Fargo stockholders’ equity:
Preferred stock	21,998	19,213	19,379	18,749	17,179
Common stock	9,136	9,136	9,136	9,136	9,136
Additional paid-in capital	59,980	60,537	60,100	59,926	60,618
Retained earnings	110,676	107,040	103,494	99,926	96,368
Cumulative other comprehensive income	3,777	3,518	3,118	4,117	2,752
Treasury stock	(14,556)	(13,690)	(11,206)	(9,271)	(8,206)
Unearned ESOP shares	(2,215)	(1,360)	(1,540)	(1,724)	(2,193)
Total Wells Fargo stockholders’ equity	188,796	184,394	182,481	180,859	175,654
Noncontrolling interests	1,168	868	509	690	815
Total equity	189,964	185,262	182,990	181,549	176,469
Total liabilities and equity	$1,737,737	1,687,155	1,636,855	1,598,874	1,546,707

Wells Fargo & Company and Subsidiaries
FIVE QUARTER INVESTMENT SECURITIES

(in millions)	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	$30,031	25,804	14,794	6,414	6,359
Securities of U.S. states and political subdivisions	47,380	44,944	45,805	44,779	44,140
Mortgage-backed securities:
Federal agencies	103,217	110,089	112,613	116,908	118,090
Residential and commercial	24,712	26,263	27,491	29,433	30,362
Total mortgage-backed securities	127,929	136,352	140,104	146,341	148,452
Other debt securities	48,759	46,666	45,013	48,312	50,253
Total available-for-sale debt securities	254,099	253,766	245,716	245,846	249,204
Marketable equity securities	3,504	3,676	2,535	3,115	3,461
Total available-for-sale securities	257,603	257,442	248,251	248,961	252,665
Held-to-maturity securities:
Securities of U.S. Treasury and federal agencies	44,244	40,886	28,887	17,777	5,861
Securities of U.S. states and political subdivisions	2,092	1,962	123	41	—
Federal agency mortgage-backed securities	14,311	5,476	5,770	6,030	6,199
Other debt securities	6,486	7,159	5,978	6,260	5,602
Total held-to-maturity debt securities	67,133	55,483	40,758	30,108	17,662
Total investment securities	$324,736	312,925	289,009	279,069	270,327

FIVE QUARTER LOANS

(in millions)	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014
Commercial:
Commercial and industrial	$271,088	271,795	254,199	248,192	239,233
Real estate mortgage	111,848	111,996	112,064	113,564	112,920
Real estate construction	19,981	18,728	18,090	17,272	16,816
Lease financing	12,382	12,307	12,006	12,252	12,164
Total commercial	415,299	414,826	396,359	391,280	381,133
Consumer:
Real estate 1-4 family first mortgage	265,213	265,386	263,337	260,114	259,488
Real estate 1-4 family junior lien mortgage	57,839	59,717	60,875	62,487	63,998
Credit card	30,078	31,119	28,280	27,226	26,073
Automobile	56,339	55,740	55,242	54,095	52,607
Other revolving credit and installment	36,463	35,763	34,790	33,740	43,144
Total consumer	445,932	447,725	442,524	437,662	445,310
Total loans (1)	$861,231	862,551	838,883	828,942	826,443

(1)
Includes $22.4 billion, $23.3 billion, $24.2 billion, $25.0 billion and $25.9 billion of purchased credit-impaired (PCI) loans at March 31, 2015, and December 31, September 30, June 30 and March 31, 2014, respectively.

Our foreign loans are reported by respective class of financing receivable in the table above. Substantially all of our foreign loan portfolio is commercial loans. Loans are classified as foreign primarily based on whether the borrower's primary address is outside of the United States. The following table presents total commercial foreign loans outstanding by class of financing receivable.

(in millions)	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014
Commercial foreign loans:
Commercial and industrial	$45,325	44,707	41,829	42,136	42,465
Real estate mortgage	5,171	4,776	4,856	5,146	4,952
Real estate construction	241	218	209	216	201
Lease financing	307	336	332	344	322
Total commercial foreign loans	$51,044	50,037	47,226	47,842	47,940

Wells Fargo & Company and Subsidiaries
FIVE QUARTER NONPERFORMING ASSETS (NONACCRUAL LOANS AND FORECLOSED ASSETS)

(in millions)	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014
Nonaccrual loans:
Commercial:
Commercial and industrial	$663	538	614	724	664
Real estate mortgage	1,324	1,490	1,636	1,805	2,034
Real estate construction	182	187	217	239	296
Lease financing	23	24	27	29	32
Total commercial	2,192	2,239	2,494	2,797	3,026
Consumer:
Real estate 1-4 family first mortgage	8,345	8,583	8,785	9,026	9,357
Real estate 1-4 family junior lien mortgage	1,798	1,848	1,903	1,965	2,073
Automobile	133	137	143	150	161
Other revolving credit and installment	42	41	40	34	33
Total consumer	10,318	10,609	10,871	11,175	11,624
Total nonaccrual loans (1)(2)(3)	12,510	12,848	13,365	13,972	14,650
As a percentage of total loans	1.45%	1.49	1.59	1.69	1.77
Foreclosed assets:
Government insured/guaranteed	$772	982	1,140	1,257	1,609
Non-government insured/guaranteed	1,557	1,627	1,691	1,748	1,813
Total foreclosed assets	2,329	2,609	2,831	3,005	3,422
Total nonperforming assets	$14,839	15,457	16,196	16,977	18,072
As a percentage of total loans	1.72%	1.79	1.93	2.05	2.19

(1)	Includes nonaccrual mortgages held for sale and loans held for sale in their respective loan categories.

(2)	Excludes PCI loans because they continue to earn interest income from accretable yield, independent of performance in accordance with their contractual terms.

(3)
Real estate 1-4 family mortgage loans predominantly insured by the Federal Housing Administration (FHA) or guaranteed by the Department of Veterans Affairs (VA) and student loans predominantly guaranteed by agencies on behalf of the U.S. Department of Education under the Federal Family Education Loan Program are not placed on nonaccrual status because they are insured or guaranteed.

Wells Fargo & Company and Subsidiaries
LOANS 90 DAYS OR MORE PAST DUE AND STILL ACCRUING

(in millions)	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014
Loans 90 days or more past due and still accruing:
Total (excluding PCI)(1):	$16,344	17,810	18,295	18,582	21,215
Less: FHA insured/guaranteed by the VA (2)(3)	15,453	16,827	16,628	16,978	19,405
Less: Student loans guaranteed under the FFELP (4)	50	63	721	707	860
Total, not government insured/guaranteed	$841	920	946	897	950
By segment and class, not government insured/guaranteed:
Commercial:
Commercial and industrial	$31	31	35	52	12
Real estate mortgage	43	16	37	53	13
Real estate construction	—	—	18	16	69
Total commercial	74	47	90	121	94
Consumer:
Real estate 1-4 family first mortgage (3)	221	260	327	311	333
Real estate 1-4 family junior lien mortgage (3)	55	83	78	70	88
Credit card	352	364	302	266	308
Automobile	47	73	64	48	41
Other revolving credit and installment	92	93	85	81	86
Total consumer	767	873	856	776	856
Total, not government insured/guaranteed	$841	920	946	897	950

(1)	PCI loans totaled $3.6 billion, $3.7 billion, $4.0 billion, $4.0 billion and $4.3 billion, at March 31, 2015 and December 31, September 30, June 30, and March 31, 2014, respectively.

(2)	Represents loans whose repayments are predominantly insured by the FHA or guaranteed by the VA.

(3)	Includes mortgages held for sale 90 days or more past due and still accruing.

(4)
Represents loans whose repayments are predominantly guaranteed by agencies on behalf of the U.S. Department of Education under the FFELP. In fourth quarter 2014, substantially all government guaranteed loans were sold.

Wells Fargo & Company and Subsidiaries
CHANGES IN ACCRETABLE YIELD RELATED TO PURCHASED CREDIT-IMPAIRED (PCI) LOANS

Loans purchased with evidence of credit deterioration since origination and for which it is probable that all contractually required payments will not be collected are considered to be credit impaired. PCI loans predominantly represent loans acquired from Wachovia that were deemed to be credit impaired. Evidence of credit quality deterioration as of the purchase date may include statistics such as past due and nonaccrual status, recent borrower credit scores and recent LTV percentages. PCI loans are initially measured at fair value, which includes estimated future credit losses expected to be incurred over the life of the loan. Accordingly, the associated allowance for credit losses related to these loans is not carried over at the acquisition date.

As a result of PCI loan accounting, certain credit-related ratios cannot be used to compare a portfolio that includes PCI loans against one that does not, or to compare ratios across quarters or years. The ratios particularly affected include the allowance for loan losses and allowance for credit losses as percentages of loans, of nonaccrual loans and of nonperforming assets; nonaccrual loans and nonperforming assets as a percentage of total loans; and net charge-offs as a percentage of loans.

The excess of cash flows expected to be collected over the carrying value of PCI loans is referred to as the accretable yield and is accreted into interest income over the estimated lives of the PCI loans using the effective yield method. The accretable yield is affected by:

•	Changes in interest rate indices for variable rate PCI loans - Expected future cash flows are based on the variable rates in effect at the time of the quarterly assessment of expected cash flows;

•	Changes in prepayment assumptions - Prepayments affect the estimated life of PCI loans which may change the amount of interest income, and possibly principal, expected to be collected; and

•
Changes in the expected principal and interest payments over the estimated life - Updates to changes in expected cash flows are driven by the credit outlook and actions taken with borrowers. Changes in expected future cash flows from loan modifications are included in the regular evaluations of cash flows expected to be collected.

The change in the accretable yield related to PCI loans is presented in the following table.

(in millions)
Balance, December 31, 2008	$10,447
Addition of accretable yield due to acquisitions	132
Accretion into interest income (1)	(12,783)
Accretion into noninterest income due to sales (2)	(430)
Reclassification from nonaccretable difference for loans with improving credit-related cash flows	8,568
Changes in expected cash flows that do not affect nonaccretable difference (3)	11,856
Balance, December 31, 2014	17,790
Addition of accretable yield due to acquisitions	—
Accretion into interest income (1)	(398)
Accretion into noninterest income due to sales (2)	(28)
Reclassification from nonaccretable difference for loans with improving credit-related cash flows (3)	22
Changes in expected cash flows that do not affect nonaccretable difference (4)	(61)
Balance, March 31, 2015	$17,325

(1)	Includes accretable yield released as a result of settlements with borrowers, which is included in interest income.

(2)	Includes accretable yield released as a result of sales to third parties, which is included in noninterest income.

(3)
At March 31, 2015, our carrying value for PCI loans totaled $22.4 billion and the remainder of nonaccretable difference established in purchase accounting totaled $2.9 billion. The nonaccretable difference absorbs losses of contractual amounts that exceed our carrying value for PCI loans.

(4)
Represents changes in cash flows expected to be collected due to the impact of modifications, changes in prepayment assumptions, changes in interest rates on variable rate PCI loans and sales to third parties.

Wells Fargo & Company and Subsidiaries
PICK-A-PAY PORTFOLIO (1)

	March 31, 2015
	PCI loans				All other loans
(in millions)	Adjusted unpaid principal balance (2)	Current LTV ratio (3)	Carrying value (4)	Ratio of carrying value to current value (5)	Carrying value (4)	Ratio of carrying value to current value (5)
California	$17,901	76%	$14,690	61%	$11,037	56%
Florida	2,047	86	1,525	61	2,286	70
New Jersey	863	82	727	64	1,482	70
New York	557	77	494	62	699	68
Texas	227	62	208	56	888	49
Other states	4,156	82	3,391	65	6,318	68
Total Pick-a-Pay loans	$25,751	77	$21,035	61	$22,710	62

(1)	The individual states shown in this table represent the top five states based on the total net carrying value of the Pick-a-Pay loans at the beginning of 2015.

(2)
Adjusted unpaid principal balance includes write-downs taken on loans where severe delinquency (normally 180 days) or other indications of severe borrower financial stress exist that indicate there will be a loss of contractually due amounts upon final resolution of the loan.

(3)
The current LTV ratio is calculated as the adjusted unpaid principal balance divided by the collateral value. Collateral values are generally determined using automated valuation models (AVM) and are updated quarterly. AVMs are computer-based tools used to estimate market values of homes based on processing large volumes of market data including market comparables and price trends for local market areas.

(4)
Carrying value, which does not reflect the allowance for loan losses, includes remaining purchase accounting adjustments, which, for PCI loans may include the nonaccretable difference and the accretable yield and, for all other loans, an adjustment to mark the loans to a market yield at date of merger less any subsequent charge-offs.

(5)	The ratio of carrying value to current value is calculated as the carrying value divided by the collateral value.
NON-STRATEGIC AND LIQUIDATING LOAN PORTFOLIOS

(in millions)	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014
Commercial:
Legacy Wachovia commercial and industrial and commercial real estate PCI loans (1)	$699	1,125	1,465	1,499	1,720
Total commercial	699	1,125	1,465	1,499	1,720
Consumer:
Pick-a-Pay mortgage (1)(2)	43,745	45,002	46,389	47,965	49,533
Legacy Wells Fargo Financial debt consolidation	11,067	11,417	11,781	12,169	12,545
Liquidating home equity	2,744	2,910	3,083	3,290	3,505
Legacy Wachovia other PCI loans (1)	276	300	320	336	355
Legacy Wells Fargo Financial indirect auto	23	34	54	85	132
Education Finance - government insured (3)	—	—	—	—	10,204
Total consumer	57,855	59,663	61,627	63,845	76,274
Total non-strategic and liquidating loan portfolios	$58,554	60,788	63,092	65,344	77,994

(1)	Net of purchase accounting adjustments related to PCI loans.

(2)	Includes PCI loans of $21.0 billion, $21.5 billion, $22.1 billion, $22.7 billion and $23.3 billion at March 31, 2015 and December 31, September 30, June 30, and
March 31, 2014, respectively.

(3)	The government guaranteed student loan portfolio was transferred to held for sale during 2014, and substantially all of the portfolio was sold as of December 31, 2014.

Wells Fargo & Company and Subsidiaries
FIVE QUARTER CHANGES IN ALLOWANCE FOR CREDIT LOSSES

	Quarter ended
(in millions)	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014
Balance, beginning of quarter	$13,169	13,481	13,834	14,414	14,971
Provision for credit losses	608	485	368	217	325
Interest income on certain impaired loans (1)	(52)	(48)	(52)	(55)	(56)
Loan charge-offs:
Commercial:
Commercial and industrial	(133)	(161)	(157)	(146)	(163)
Real estate mortgage	(23)	(19)	(11)	(16)	(20)
Real estate construction	(1)	(2)	(3)	(3)	(1)
Lease financing	(3)	(3)	(5)	(3)	(4)
Total commercial	(160)	(185)	(176)	(168)	(188)
Consumer:
Real estate 1-4 family first mortgage	(130)	(138)	(167)	(193)	(223)
Real estate 1-4 family junior lien mortgage	(179)	(193)	(202)	(220)	(249)
Credit card	(278)	(256)	(236)	(266)	(267)
Automobile	(195)	(214)	(192)	(143)	(180)
Other revolving credit and installment	(154)	(160)	(160)	(171)	(177)
Total consumer	(936)	(961)	(957)	(993)	(1,096)
Total loan charge-offs	(1,096)	(1,146)	(1,133)	(1,161)	(1,284)
Loan recoveries:
Commercial:
Commercial and industrial	69	79	90	86	114
Real estate mortgage	34	44	48	26	42
Real estate construction	10	28	61	23	24
Lease financing	3	2	1	2	3
Total commercial	116	153	200	137	183
Consumer:
Real estate 1-4 family first mortgage	47	50	53	56	53
Real estate 1-4 family junior lien mortgage	56	59	62	60	57
Credit card	39	35	35	55	36
Automobile	94	82	80	97	90
Other revolving credit and installment	36	32	35	39	40
Total consumer	272	258	265	307	276
Total loan recoveries	388	411	465	444	459
Net loan charge-offs	(708)	(735)	(668)	(717)	(825)
Allowances related to business combinations/other	(4)	(14)	(1)	(25)	(1)
Balance, end of quarter	$13,013	13,169	13,481	13,834	14,414
Components:
Allowance for loan losses	$12,176	12,319	12,681	13,101	13,695
Allowance for unfunded credit commitments	837	850	800	733	719
Allowance for credit losses	$13,013	13,169	13,481	13,834	14,414
Net loan charge-offs (annualized) as a percentage of average total loans	0.33%	0.34	0.32	0.35	0.41
Allowance for loan losses as a percentage of:
Total loans	1.41	1.43	1.51	1.58	1.66
Nonaccrual loans	97	96	95	94	93
Nonaccrual loans and other nonperforming assets	82	80	78	77	76
Allowance for credit losses as a percentage of:
Total loans	1.51	1.53	1.61	1.67	1.74
Nonaccrual loans	104	103	101	99	98
Nonaccrual loans and other nonperforming assets	88	85	83	81	80

(1)
Certain impaired loans with an allowance calculated by discounting expected cash flows using the loan’s effective interest rate over the remaining life of the loan recognize reductions in allowance as interest income.

Wells Fargo & Company and Subsidiaries
FIVE QUARTER RISK-BASED CAPITAL COMPONENTS UNDER BASEL III

		Standardized Approach (1)	General Approach (1)
(in billions)		Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014
Total equity		$190.0	185.3	183.0	181.5	176.5
Noncontrolling interests		(1.2)	(0.9)	(0.5)	(0.6)	(0.8)
Total Wells Fargo stockholders’ equity		188.8	184.4	182.5	180.9	175.7
Adjustments:
Preferred stock		(20.0)	(18.0)	(18.0)	(17.2)	(15.2)
Cumulative other comprehensive income (2)		(1.9)	(2.6)	(2.5)	(3.2)	(2.2)
Goodwill and other intangible assets (2)(3)		(26.9)	(26.3)	(26.1)	(25.6)	(25.6)
Investment in certain subsidiaries and other		(0.8)	(0.4)	—	(0.1)	—
Common Equity Tier 1 (1)(4)	(A)	139.2	137.1	135.9	134.8	132.7
Preferred stock		20.0	18.0	18.0	17.2	15.2
Qualifying hybrid securities and noncontrolling interests		—	—	—	—	—
Other		(0.4)	(0.4)	(0.5)	(0.3)	(0.3)
Total Tier 1 capital		158.8	154.7	153.4	151.7	147.6
Long-term debt and other instruments qualifying as Tier 2		24.4	25.0	23.7	24.0	21.7
Qualifying allowance for credit losses		13.0	13.2	13.5	13.8	14.1
Other		—	—	(0.1)	—	0.2
Total Tier 2 capital		37.4	38.2	37.1	37.8	36.0
Total qualifying capital	(B)	$196.2	192.9	190.5	189.5	183.6
Risk-Weighted Assets (RWAs) (5)(6):
Credit risk		$1,234.6	1,192.9	1,171.8	1,145.7	1,120.3
Market risk		47.6	49.6	51.1	46.8	48.1
Total RWAs	(C)	$1,282.2	1,242.5	1,222.9	1,192.5	1,168.4
Capital Ratios (6):
Common Equity Tier 1 to total RWAs	(A)/(C)	10.86%	11.04	11.11	11.31	11.36
Total capital to total RWAs	(B)/(C)	15.30	15.53	15.58	15.89	15.71

(1)
Basel III revises the definition of capital, increases minimum capital ratios, and introduces a minimum Common Equity Tier 1 (CET1) ratio. These changes are being fully phased in effective January 1, 2014, through the end of 2021. The capital ratios were determined using the Basel III definition of capital and the Basel III Standardized Approach RWAs as of March 31, 2015 and the general risk-based capital rules (General Approach) RWAs for 2014.

(2)
Under transition provisions to Basel III, cumulative other comprehensive income (previously deducted under Basel I) is included in CET1 over a specified phase-in period. In addition, certain intangible assets includable in CET1 are phased out over a specified period.

(3)	Goodwill and other intangible assets are net of any associated deferred tax liabilities.

(4)
CET1 (formerly Tier 1 common equity under Basel I) is a non-GAAP financial measure that is used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews CET1 along with other measures of capital as part of its financial analyses and has included this non-GAAP financial information, and the corresponding reconciliation to total equity, because of current interest in such information on the part of market participants.

(5)
Under the regulatory guidelines for risk-based capital, on-balance sheet assets and credit equivalent amounts of derivatives and off-balance sheet items are assigned to one of several broad risk categories according to the obligor, or, if relevant, the guarantor or the nature of any collateral. The aggregate dollar amount in each risk category is then multiplied by the risk weight associated with that category. The resulting weighted values from each of the risk categories are aggregated for determining total RWAs. The risk weights and categories were changed, and some were added, by Basel III for the Standardized Approach and will generally result in higher RWAs than result from the General Approach risk weights and categories.

(6)	The Company’s March 31, 2015, RWAs and capital ratios are preliminary.

Wells Fargo & Company and Subsidiaries
COMMON EQUITY TIER 1 UNDER BASEL III (ADVANCED APPROACH, FULLY PHASED-IN) (1)(2)

(in billions)	Mar 31, 2015
Common Equity Tier 1 (transition amount) under Basel III		$139.2
Adjustments from transition amount to fully phased-in under Basel III (3):
Cumulative other comprehensive income		1.9
Other		(2.0)
Total adjustments		(0.1)
Common Equity Tier 1 (fully phased-in) under Basel III	(C)	$139.1
Total RWAs anticipated under Basel III (4)(5)	(D)	$1,320.3
Common Equity Tier 1 to total RWAs anticipated under Basel III (Advanced Approach, fully phased-in) (5)	(C)/(D)	10.53%

(1)
CET1 is a non-GAAP financial measure that is used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews CET1 along with other measures of capital as part of its financial analyses and has included this non-GAAP financial information, and the corresponding reconciliation to total equity, because of current interest in such information on the part of market participants.

(2)
The Basel III CET1 and RWAs are estimated based on the Basel III capital rules adopted July 2, 2013, by the FRB. The rules establish a new comprehensive capital framework for U.S. banking organizations that implement the Basel III capital framework and certain provisions of the Dodd-Frank Act. The rules are being phased in effective January 1, 2014 through the end of 2021.

(3)	Assumes cumulative other comprehensive income is fully phased in and certain other intangible assets are fully phased out under Basel III capital rules.

(4)
The final Basel III capital rules provide for two capital frameworks: the Standardized Approach intended to replace Basel I, and the Advanced Approach applicable to certain institutions. Under the final rules, we will be subject to the lower of our CET1 ratio calculated under the Standardized Approach and under the Advanced Approach in the assessment of our capital adequacy. While the amount of RWAs determined under the Standardized and Advanced Approaches has been converging, management’s estimate of RWAs as of March 31, 2015, is based on the Advanced Approach, which is currently estimated to be higher than RWAs under the Standardized Approach, resulting in a lower CET1 compared with the Standardized Approach. Basel III capital rules adopted by the Federal Reserve Board incorporate different classification of assets, with risk weights based on Wells Fargo’s internal models, along with adjustments to address a combination of credit/counterparty, operational and market risks, and other Basel III elements.

(5)	The Company’s March 31, 2015, RWAs and capital ratio are preliminary.

Wells Fargo & Company and Subsidiaries
OPERATING SEGMENT RESULTS (1)

(income/expense in millions, average balances in billions)	Community Banking		Wholesale Banking		Wealth, Brokerage and Retirement		Other (2)		Consolidated Company
	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
Quarter ended Mar. 31,
Net interest income (3)	$7,561	7,275	2,921	2,891	861	768	(357)	(319)	10,986	10,615
Provision (reversal of provision) for credit losses	617	419	(6)	(93)	(3)	(8)	—	7	608	325
Noninterest income	5,223	5,318	2,991	2,689	2,872	2,700	(794)	(697)	10,292	10,010
Noninterest expense	7,064	6,774	3,409	3,215	2,831	2,711	(797)	(752)	12,507	11,948
Income (loss) before income tax expense (benefit)	5,103	5,400	2,509	2,458	905	765	(354)	(271)	8,163	8,352
Income tax expense (benefit)	1,364	1,376	706	714	344	290	(135)	(103)	2,279	2,277
Net income (loss) before noncontrolling interests	3,739	4,024	1,803	1,744	561	475	(219)	(168)	5,884	6,075
Less: Net income (loss) from noncontrolling interests	74	180	6	2	—	—	—	—	80	182
Net income (loss)	$3,665	3,844	1,797	1,742	561	475	(219)	(168)	5,804	5,893

Average loans	$506.4	505.0	337.6	301.9	56.9	50.0	(37.6)	(33.1)	863.3	823.8
Average assets	993.1	892.6	594.9	517.4	195.7	190.6	(75.9)	(74.7)	1,707.8	1,525.9
Average core deposits	668.9	626.5	303.4	259.0	161.4	156.0	(70.5)	(67.7)	1,063.2	973.8

(1)
The management accounting process measures the performance of the operating segments based on our management structure and is not necessarily comparable with other similar information for other financial services companies. We define our operating segments by product type and customer segment.

(2)
Includes items not specific to a business segment and elimination of certain items that are included in more than one business segment, substantially all of which represents services for wealth management customers provided in Community Banking stores.

(3)
Net interest income is the difference between interest earned on assets and the cost of liabilities to fund those assets. Interest earned includes actual interest earned on segment assets and, if the segment has excess liabilities, interest credits for providing funding to other segments. The cost of liabilities includes interest expense on segment liabilities and, if the segment does not have enough liabilities to fund its assets, a funding charge based on the cost of excess liabilities from another segment.

Wells Fargo & Company and Subsidiaries
FIVE QUARTER OPERATING SEGMENT RESULTS (1)

				Quarter ended
(income/expense in millions, average balances in billions)	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014
COMMUNITY BANKING
Net interest income (2)	$7,561	7,576	7,472	7,386	7,275
Provision for credit losses	617	518	465	279	419
Noninterest income	5,223	5,259	5,356	5,220	5,318
Noninterest expense	7,064	7,281	7,051	7,020	6,774
Income before income tax expense	5,103	5,036	5,312	5,307	5,400
Income tax expense	1,364	1,545	1,609	1,820	1,376
Net income before noncontrolling interests	3,739	3,491	3,703	3,487	4,024
Less: Net income from noncontrolling interests	74	56	233	56	180
Segment net income	3,665	3,435	3,470	3,431	3,844
Average loans	$506.4	503.8	498.6	505.4	505.0
Average assets	993.1	974.9	950.2	918.1	892.6
Average core deposits	668.9	655.6	646.9	639.8	626.5
WHOLESALE BANKING
Net interest income (2)	$2,921	3,104	3,007	2,953	2,891
Reversal of provision for credit losses	(6)	(39)	(85)	(49)	(93)
Noninterest income	2,991	2,950	2,895	2,993	2,689
Noninterest expense	3,409	3,307	3,250	3,203	3,215
Income before income tax expense	2,509	2,786	2,737	2,792	2,458
Income tax expense	706	789	824	838	714
Net income before noncontrolling interests	1,803	1,997	1,913	1,954	1,744
Less: Net income (loss) from noncontrolling interests	6	27	(7)	2	2
Segment net income	$1,797	1,970	1,920	1,952	1,742
Average loans	$337.6	326.8	316.5	308.1	301.9
Average assets	594.9	573.3	553.0	532.4	517.4
Average core deposits	303.4	292.4	278.4	265.8	259.0
WEALTH, BROKERAGE AND RETIREMENT
Net interest income (2)	$861	846	790	775	768
Provision (reversal of provision) for credit losses	(3)	8	(25)	(25)	(8)
Noninterest income	2,872	2,801	2,763	2,775	2,700
Noninterest expense	2,831	2,811	2,690	2,695	2,711
Income before income tax expense	905	828	888	880	765
Income tax expense	344	314	338	334	290
Net income before noncontrolling interests	561	514	550	546	475
Less: Net income from noncontrolling interests	—	—	—	2	—
Segment net income	$561	514	550	544	475
Average loans	$56.9	54.8	52.6	51.0	50.0
Average assets	195.7	192.2	188.8	187.6	190.6
Average core deposits	161.4	157.0	153.6	153.0	156.0
OTHER (3)
Net interest income (2)	$(357)	(346)	(328)	(323)	(319)
Provision (reversal of provision) for credit losses	—	(2)	13	12	7
Noninterest income	(794)	(747)	(742)	(713)	(697)
Noninterest expense	(797)	(752)	(743)	(724)	(752)
Loss before income tax benefit	(354)	(339)	(340)	(324)	(271)
Income tax benefit	(135)	(129)	(129)	(123)	(103)
Net loss before noncontrolling interests	(219)	(210)	(211)	(201)	(168)
Less: Net income from noncontrolling interests	—	—	—	—	—
Other net loss	$(219)	(210)	(211)	(201)	(168)
Average loans	$(37.6)	(36.0)	(34.5)	(33.5)	(33.1)
Average assets	(75.9)	(76.6)	(74.1)	(74.1)	(74.7)
Average core deposits	(70.5)	(69.0)	(66.7)	(66.9)	(67.7)
CONSOLIDATED COMPANY
Net interest income (2)	$10,986	11,180	10,941	10,791	10,615
Provision for credit losses	608	485	368	217	325
Noninterest income	10,292	10,263	10,272	10,275	10,010
Noninterest expense	12,507	12,647	12,248	12,194	11,948
Income before income tax expense	8,163	8,311	8,597	8,655	8,352
Income tax expense	2,279	2,519	2,642	2,869	2,277
Net income before noncontrolling interests	5,884	5,792	5,955	5,786	6,075
Less: Net income from noncontrolling interests	80	83	226	60	182
Wells Fargo net income	$5,804	5,709	5,729	5,726	5,893
Average loans	$863.3	849.4	833.2	831.0	823.8
Average assets	1,707.8	1,663.8	1,617.9	1,564.0	1,525.9
Average core deposits	1,063.2	1,036.0	1,012.2	991.7	973.8

(1)
The management accounting process measures the performance of the operating segments based on our management structure and is not necessarily comparable with other similar information for other financial services companies. We define our operating segments by product type and customer segment.

(2)
Net interest income is the difference between interest earned on assets and the cost of liabilities to fund those assets. Interest earned includes actual interest earned on segment assets and, if the segment has excess liabilities, interest credits for providing funding to other segments. The cost of liabilities includes interest expense on segment liabilities and, if the segment does not have enough liabilities to fund its assets, a funding charge based on the cost of excess liabilities from another segment.

(3)
Includes items not specific to a business segment and elimination of certain items that are included in more than one business segment, substantially all of which represents products and services for wealth management customers provided in Community Banking stores.

Wells Fargo & Company and Subsidiaries
FIVE QUARTER CONSOLIDATED MORTGAGE SERVICING

	Quarter ended
(in millions)	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014
MSRs measured using the fair value method:
Fair value, beginning of quarter	$12,738	14,031	13,900	14,953	15,580
Servicing from securitizations or asset transfers	308	296	340	271	289
Sales	(1)	(7)	—	—	—
Net additions	307	289	340	271	289
Changes in fair value:
Due to changes in valuation model inputs or assumptions:
Mortgage interest rates (1)	(572)	(1,016)	251	(876)	(509)
Servicing and foreclosure costs (2)	(18)	(5)	(4)	23	(34)
Discount rates (3)	—	—	—	(55)	—
Prepayment estimates and other (4)	(183)	(78)	6	73	102
Net changes in valuation model inputs or assumptions	(773)	(1,099)	253	(835)	(441)
Other changes in fair value (5)	(533)	(483)	(462)	(489)	(475)
Total changes in fair value	(1,306)	(1,582)	(209)	(1,324)	(916)
Fair value, end of quarter	$11,739	12,738	14,031	13,900	14,953

(1)	Includes prepayment speed changes as well as other valuation changes due to changes in mortgage interest rates (such as changes in estimated interest earned on custodial deposit balances).

(2)	Includes costs to service and unreimbursed foreclosure costs.

(3)	Reflects discount rate assumption change, excluding portion attributable to changes in mortgage interest rates.

(4)
Represents changes driven by other valuation model inputs or assumptions including prepayment speed estimation changes and other assumption updates. Prepayment speed estimation changes are influenced by observed changes in borrower behavior and other external factors that occur independent of interest rate changes.

(5)	Represents changes due to collection/realization of expected cash flows over time.

	Quarter ended
(in millions)	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014
Amortized MSRs:
Balance, beginning of quarter	$1,242	1,224	1,196	1,219	1,229
Purchases	22	38	47	32	40
Servicing from securitizations or asset transfers	50	43	29	24	14
Amortization	(62)	(63)	(48)	(79)	(64)
Balance, end of quarter	$1,252	1,242	1,224	1,196	1,219
Fair value of amortized MSRs:
Beginning of quarter	$1,637	1,647	1,577	1,624	1,575
End of quarter	1,522	1,637	1,647	1,577	1,624

Wells Fargo & Company and Subsidiaries
FIVE QUARTER CONSOLIDATED MORTGAGE SERVICING (CONTINUED)

	Quarter ended
(in millions)	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014
Servicing income, net:
Servicing fees (1)	$1,010	996	919	1,128	1,070
Changes in fair value of MSRs carried at fair value:
Due to changes in valuation model inputs or assumptions (2)	(773)	(1,099)	253	(835)	(441)
Other changes in fair value (3)	(533)	(483)	(462)	(489)	(475)
Total changes in fair value of MSRs carried at fair value	(1,306)	(1,582)	(209)	(1,324)	(916)
Amortization	(62)	(63)	(48)	(79)	(64)
Net derivative gains (losses) from economic hedges (4)	881	1,334	17	1,310	848
Total servicing income, net	$523	685	679	1,035	938
Market-related valuation changes to MSRs, net of hedge results (2)+(4)	$108	235	270	475	407

(1)	Includes contractually specified servicing fees, late charges and other ancillary revenues.

(2)	Refer to the changes in fair value MSRs table on the previous page for more detail.

(3)	Represents changes due to collection/realization of expected cash flows over time.

(4)	Represents results from free-standing derivatives (economic hedges) used to hedge the risk of changes in fair value of MSRs.

(in billions)	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014
Managed servicing portfolio (1):
Residential mortgage servicing:
Serviced for others	$1,374	1,405	1,430	1,451	1,470
Owned loans serviced	344	342	342	341	337
Subserviced for others	5	5	5	5	5
Total residential servicing	1,723	1,752	1,777	1,797	1,812
Commercial mortgage servicing:
Serviced for others	461	456	440	429	424
Owned loans serviced	112	112	107	109	108
Subserviced for others	7	7	7	7	7
Total commercial servicing	580	575	554	545	539
Total managed servicing portfolio	$2,303	2,327	2,331	2,342	2,351
Total serviced for others	$1,835	1,861	1,870	1,880	1,894
Ratio of MSRs to related loans serviced for others	0.71%	0.75	0.82	0.80	0.85
Weighted-average note rate (mortgage loans serviced for others)	4.43	4.45	4.47	4.49	4.51

(1)	The components of our managed servicing portfolio are presented at unpaid principal balance for loans serviced and subserviced for others and at book value for owned loans serviced.
SELECTED FIVE QUARTER RESIDENTIAL MORTGAGE PRODUCTION DATA

	Quarter ended
(in billions)	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014
Application data:
Wells Fargo first mortgage quarterly applications	$93	66	64	72	60
Refinances as a percentage of applications	61%	52	40	36	39
Wells Fargo first mortgage unclosed pipeline, at quarter end	$44	26	25	30	27
Residential real estate originations:
Purchases as a percentage of originations	45%	60	70	74	66
Refinances as a percentage of originations	55	40	30	26	34
Total	100%	100	100	100	100
Wells Fargo first mortgage loans:
Retail	$28	27	27	25	20
Correspondent	20	16	20	21	16
Other (1)	1	1	1	1	—
Total quarter-to-date	$49	44	48	47	36
Total year-to-date	$49	175	131	83	36

(1)	Consists of home equity loans and lines.

Wells Fargo & Company and Subsidiaries
CHANGES IN MORTGAGE REPURCHASE LIABILITY

	Quarter ended
(in millions)	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014
Balance, beginning of period	$615	669	766	799	899
Provision for repurchase losses:
Loan sales	10	10	12	12	10
Change in estimate (1)	(26)	(49)	(93)	(38)	(4)
Total additions (reductions)	(16)	(39)	(81)	(26)	6
Losses	(13)	(15)	(16)	(7)	(106)
Balance, end of period	$586	615	669	766	799

(1)	Results from changes in investor demand, mortgage insurer practices, credit and the financial stability of correspondent lenders.

UNRESOLVED REPURCHASE DEMANDS AND MORTGAGE INSURANCE RESCISSIONS

($ in millions)	Government sponsored entities (1)	Private	Mortgage insurance rescissions with no demand (2)	Total
March 31, 2015
Number of loans	526	161	108	795
Original loan balance (3)	$118	29	28	175
December 31, 2014
Number of loans	546	173	120	839
Original loan balance (3)	$118	34	31	183
September 30, 2014
Number of loans	426	322	233	981
Original loan balance (3)	$93	75	52	220
June 30, 2014
Number of loans	678	362	305	1,345
Original loan balance (3)	$149	80	66	295
March 31, 2014
Number of loans	599	391	409	1,399
Original loan balance (3)	$126	89	90	305

(1)
Includes repurchase demands of 7 and $1 million, 4 and $1 million, 7 and $1 million, 14 and $3 million, and 25 and $3 million at March 31, 2015, and December 31, September 30, June 30 and March 31, 2014, respectively, received from investors on mortgage servicing rights acquired from other originators. We generally have the right of recourse against the seller and may be able to recover losses related to such repurchase demands subject to counterparty risk associated with the seller.

(2)
As part of our representations and warranties in our loan sales contracts, we typically represent to GSEs and private investors that certain loans have mortgage insurance to the extent there are loans that have loan to value ratios in excess of 80% that require mortgage insurance. To the extent the mortgage insurance is rescinded by the mortgage insurer due to a claim of breach of a contractual representation or warranty, the lack of insurance may result in a repurchase demand from an investor. Similar to repurchase demands, we evaluate mortgage insurance rescission notices for validity and appeal for reinstatement if the rescission was not based on a contractual breach. When investor demands are received due to lack of mortgage insurance, they are reported as unresolved repurchase demands based on the applicable investor category for the loan (GSE or private).

(3)
While the original loan balances related to these demands are presented above, the establishment of the repurchase liability is based on a combination of factors, such as our appeals success rates, reimbursement by correspondent and other third party originators, and projected loss severity, which is driven by the difference between the current loan balance and the estimated collateral value less costs to sell the property.